Exhibit 10.1
LEASE
CANDLEWOOD OFFICE CENTER
2600 TROY CENTER DRIVE
TROY, MICHIGAN
KIRTS OFFICE CENTER ASSOCIATES, L.L.C.
AS LANDLORD,
AND
SOMANETICS CORPORATION
AS TENANT
DATE: July 22, 2009

EXHIBITS

Exhibit A	Site Plan/Location of Premises
Exhibit B	Rules and Regulations
Exhibit C	Construction Schedule
Schedule 1	Legal Description of the Building Complex

CANDLEWOOD OFFICE CENTER
TROY, MICHIGAN
LEASE
     THIS LEASE is made this 22nd day of July, 2009, between KIRTS OFFICE CENTER ASSOCIATES, L.L.C., a Michigan limited liability company, (“Landlord”), whose address is Columbia Center, 101 W. Big Beaver Road, Suite 200, Troy, Ml 48084, and SOMANETICS CORPORATION, a Michigan corporation (“Tenant”) whose address is 1653 East Maple Road, Troy, Michigan 48083.
1.	Basic Lease Terms and Provisions:
          The following is intended to summarize the principal terms of this Lease, but is not intended to be all inclusive. In the event that anything contained in this Paragraph 1 conflicts with other provisions hereinafter contained in this Lease, the latter shall be deemed to control in the absence of express statements to the contrary.
A.	Building: Candlewood Office Center 2600 Troy Center Drive Troy, Michigan

B.	Leased Premises or Premises: Consisting of all of Unit 2 of the Candlewood Hotel/Office Center Condominium including the Building located thereon, comprising approximately Forty-seven Thousand Eight Hundred Sixty-eight (47,868) rentable square feet, and any adjacent lawn area or parking areas (equal to approximately 204 parking spaces on the date hereof) included in such Unit (and the right to use all parking spaces granted to the Landlord under that certain Parking Easement Agreement dated September 25, 1997 recorded at Liber 17955, Page 513, Oakland County Records, as amended by that certain First Amendment to Parking easement Agreement dated April 20, 1998 recorded at Liber 18576, Page 592 Oakland County Records (the “Parking Easement”)).

C.	Term: Eighty-seven (87) full calendar months and one partial month (December, 2009) commencing upon December 15, 2009 (the “Commencement Date”), and terminating the last day of the eighty-seventh full calendar month after the Commencement Date (“Termination Date”), all subject to the terms of Paragraph 20 of the Lease.

D.	Base Rent:

			Annual Per
			Square Foot
Period	Monthly	Annually	Rental Rate

Commencement Date through the 15th full calendar month after the Commencement Date:	$36,898.25	$442,779.00	$9.25

Months 16-27 after the month in which the Commencment Date occurs:	$37,815.72	$453,788.64	$9.48

Months 28-39 after the month in which the Commencment Date occurs:	$38,773.08	$465,276.96	$9.72

Months 40-51 after the month in which the Commencment Date occurs:	$39,730.44	$476,765.28	$9.96

Months 52-63 after the month in which the Commencment Date occurs:	$40.727.69	$488.732.28	$10.21

Months 64-75 after the month in which the Commencment Date occurs:	$41,764.83	$501,177.96	$10.47

Months 76-87 after the month in which the Commencment Date occurs:	$42,801.97	$513,623.64	$10.73
E.	Operating Expenses: Tenant is responsible for all of the Operating Expenses of the Premises and the Building and the Premises’ pro rata share, if any, of the expenses of the Building Complex as such terms are defined herein.

F.	Use: Office use, assembly and packaging, engineering, research, medical equipment testing, development, marketing, sales, finance, administration, product service, storage, shipping and receiving and all other uses permitted by the City of Troy and applicable law.

G.	Maximum Occupancy [Intentionally Deleted]

H.	Security Deposit: [Intentionally Deleted]

I.	Broker: Whitehall Realty Company, CB Richard Ellis and Kirco Management Services, Ltd.

J.	Building Complex: All of the land and improvements included within the Candlewood Hotel/Office Center Condominium.
2.	Premises:
          Landlord hereby leases to Tenant those certain premises designated on the Plan attached hereto as Exhibit “A” (the “Premises”), as more particularly defined in subparagraph B of Paragraph 1 hereof, together with: (i) an exclusive right to use, subject to the provisions hereof, and that certain Master Deed for Candlewood Hotel/Office Center Condominium recorded at Liber 17654, Page 812 with the Oakland County, Michigan Register of Deeds (the “Master Deed”), all appurtenances thereunto, including but not limited to, all limited and general common elements benefiting Unit 2, including parking areas; and (ii) the rights of the Landlord under the Parking Easement. This Lease is subject to the terms, covenants and conditions set forth herein and Tenant and Landlord each covenant as a material part of the consideration for this Lease to keep and perform each and all of said terms, covenants and conditions by it to be kept and performed and that this Lease is made upon the condition of such performance. Except as expressly set forth herein, Tenant agrees to accept the Premises in their “AS IS” “WHERE IS” physical condition and “WITH ALL FAULTS” with out any agreements, representations or obligations on the part of Landlord as to the condition of the Premises or Building.
          Notwithstanding anything to the contrary contained in this Lease, if the Landlord’s construction work to make the Premises Ready for Occupancy shall contain latent defects discovered within one (1) year from the Commencement Date, or one (1) year after completion thereof, if later, Tenant shall report such latent defects to Landlord, whereupon Landlord shall make reasonable commercial efforts to cause the contractor performing such work to correct such defect. Landlord shall also obtain, to the extent any personal property is purchased and installed in the Premises in connection with such construction, all manufacturers’ warranties in connection with such personal property and shall make reasonable commercial efforts to cause any defects thereto to be repaired pursuant to such warranties.
          Provided Tenant is not in default under the Lease beyond any applicable grace or cure period, Tenant or a Permitted Assignee (as hereinafter defined), but not any other assignee or sublessee, this right being personal to the original Tenant and a Permitted Assignee, shall have the right to expand the Premises (the “Expansion”) subject to the following conditions: (i) Tenant and Landlord shall work collaboratively to provide plans and specifications reasonably acceptable to Landlord and Tenant; (ii) the party performing such construction work shall be able to obtain any and all necessary consents or approvals for construction of the improvements; (iii) all such improvements shall comply in all respects with all applicable laws and ordinances; (iv) if Landlord is performing the work, Kirco Manix Construction, LLC, or an affiliate of Landlord, shall be retained as the general contractor or to provide construction management services at its then prevailing rates; (v) the party performing such work shall provide lien waivers and title insurance coverage as such construction progresses; and (vi) if the Tenant is the party performing such work, Tenant shall comply with all other requirements of this Lease relating to Alterations, as set forth in Article 10 hereof, with regard to such Expansion. The Base Rent, any increases thereto and the timing of the construction of the Expansion shall be agreed upon between Landlord and Tenant as set forth below.
          Tenant shall notify Landlord of its desire to have the Expansion built, which notice shall include the approximate parameters of the desired Expansion, including the approximate square footage and location of the Expansion. The parties shall negotiate, in good faith, within ninety (90) days after Landlord’s receipt of Tenant’s notice, the Base Rent for the Expansion, including any increases thereto; the timing of the construction of the Expansion; and all other matters; and Landlord shall determine the availability of equity for, and the availability and rates of financing of, the construction of such Expansion. In the event that the parties fail to agree upon the terms and conditions of the construction and leasing of the Expansion within such ninety (90) day period, Tenant shall have the right to proceed to construct the Expansion, at its sole cost and expense, pursuant to the terms and conditions set forth in the immediately preceding paragraph and the other provisions of this Lease relating to Alterations, except that Tenant shall select the general contractor or construction manager who will be undertaking the work, subject to Landlord’s consent which shall not be unreasonably withheld, delayed or conditioned. Notwithstanding the foregoing, if Tenant constructs the Expansion, as set forth in the preceding sentence, Kirco Manix Construction, LLC, or an affiliate of Landlord, shall have the right to bid on the construction work. If the Tenant constructs the Expansion, at its sole cost and expense, the Base Rent shall not be increased as a result of the construction of the Expansion. The parties shall execute and deliver an amendment to this Lease consistent with the foregoing prior to the construction of the Expansion in form and substance reasonably satisfactory to Landlord and Tenant. Neither Landlord nor Tenant shall be obligated to pay any additional brokerage commission in connection with the leasing of the Expansion except if Tenant has engaged Whitehall Realty Company dba Whitehall Real Estates Interests (“Whitehall”) to represent Tenant in connection with such Expansion, and Whitehall takes an active part in such negotiations, Landlord shall be obligated to pay Whitehall a brokerage commission pursuant to a separate Registration and Commission Agreement between Landlord and Whitehall dated April 29, 2009.
3.	Contingency for Lender Approval/Term:
(a)	It is acknowledged that this Lease is subject to, and the following items are conditions precedent to, the Landlord’s obligations under this Lease: (i) the approval of the existing mortgagee of the Premises as of the date hereof, Flagstar Bank, successor in interest to Metropolitan Realty Company, L.L.C. (“Flagstar”) to the terms and conditions of this Lease

(“Lender Lease Approval”); and (ii) the closing of a modification of the loan secured by the Premises between Landlord and Flagstar (“Loan Closing”). Landlord shall make reasonable commercial efforts promptly after execution of this Lease, to obtain Lender Lease Approval and to cause the Loan Closing to occur. Landlord shall notify Tenant when it has obtained Lender Lease Approval and/or Loan Closing and, shall further provide a Schedule of Construction for Tenant’s review and approval, if different from Exhibit C attached hereto. Upon Landlord and Tenant agreeing upon a Schedule of Construction, if different from Exhibit C attached hereto, the parties shall execute a side letter agreement containing such schedule which shall replace Exhibit C attached hereto. In the event that Lender Lease Approval and Loan Closing do not occur within thirty (30) days after the date of the full execution of this Lease, Landlord shall have the right to terminate this Lease by written notice to Tenant within five (5) business days after the expiration of such thirty (30) day period.

(b)	The term of this Lease shall be for the period referred to in subparagraph C of Paragraph 1 hereof (the “Primary Lease Term”) commencing at 12:01 a.m. on the Commencement Date, and terminating at 12:00 midnight on the Termination Date, unless sooner terminated pursuant to this Lease.

(c)	If the Term begins on a day other than on the first day of the month, Tenant shall pay proportionate rent at the same monthly rate as set forth in Paragraph 1.D. hereof (also in advance) for such partial month and the abatement provided below will apply and all other terms and conditions of this Lease shall be in force and effect during such partial month. In the event Landlord fails to deliver the Premises on the Commencement Date because the Premises are not then Ready for Occupancy (as hereinafter defined) or for any other cause beyond Landlord’s control, except as otherwise provided herein, Landlord shall not be liable to Tenant for any damages as a result of Landlord’s delay in delivering the Premises and the Commencement Date shall be postponed until such date as the Premises are Ready for Occupancy and the Termination Date shall be postponed for a like number of days. Upon delivery of the Premises ready for Occupancy the parties agree to enter into a Supplement to Lease or a Suite Acceptance Letter which shall stipulate the Commencement Date and Termination Date of this Lease.

Notwithstanding the foregoing, should the Commencement Date not have occurred on or before December 15, 2009, subject to (aa) an extension of one day for each day beyond the date Tenant is required to respond to Landlord’s plans pursuant to Paragraph 20 hereof that Tenant fails to so respond, (bb) extension for any delays in the Premises being Ready for Occupancy due to the acts or omissions of Tenant, or its subtenants, assignees, and their respective partners, stockholders, members, directors, officers, agents, employees, contractors, clients, customers and invitees (collectively “Tenant’s Parties”), and (cc) exension for any force majeure events (as maybe extended, the “Proposed Delivery Date”), Tenant shall receive a credit against Base Rent in the amount equal to: (i) Five Hundred Dollars ($500) per day for each of the first thirty-one (31) days between the Proposed Delivery Date and the Commencement Date when the Commencement Date does not occur; (ii) Seven Hundred and Fifty Dollars ($750) per day for each of the next thirty-one (31) days (days 32-62) between the Proposed Delivery Date and the Commencement Date for when the Commencement Date does not occur; and (iii) One Thousand Five Hundred Dollars ($1,500) per day for each of the next thirty (30) days (days 63-92) between the Proposed Delivery Date and the Commencement Date for when the Commencement Date does not occur.

Subject to (aa) an extension of one day for each day beyond the date Tenant is required to respond to Landlord’s plans pursuant to Paragraph 20 hereof that Tenant fails to so respond, (bb) extension for any delays in the Premises being Ready for Occupancy due to the acts or omissions of Tenant’s Parties, and (cc) extension for any force majeure events, if the Premises are not Ready for Occupancy on or before February 1, 2010 (as such date may be so extended, the “Outside Delivery Date”), then Tenant shall have the option, on Landlord’s behalf, to perform or cause to be performed the construction work required to make the Premises Ready for Occupancy by providing written notice to Landlord within ten (10) business days after the Outside Delivery Date. Should Tenant not deliver such written notice to Landlord within the 10 business day period specified above, Tenant irrevocably shall have waived its right to perform such construction work under this paragraph. Should Landlord make the Premises Ready for Occupancy within ten (10) business days after receipt of Tenant’s notice hereunder, then Tenant’s election to exercise its self-help right hereunder automatically shall be null and void, Tenant shall occupy the Premises and the Commencement Date shall be deemed to have occurred.

In the event that Tenant performs the Landlord’s construction work required to make the Premises Ready for Occupancy pusuant to the foregoing paragraph Tenant shall be entitled to recover from Landlord Tenant’s reasonable costs and expenses in connection with the exercise of such right. Tenant shall provide an invoice with reasonable supporting documentation and Landlord shall pay Tenant for such costs within thirty (30) days after receipt of such invoice.

The rent credits and the self-help remedy specified above shall be Tenant’s sole and exclusive remedies against Landlord for its failure to complete the Premises on a timely basis and deliver the Premises Ready for Occupancy to Tenant. In recognition that Landlord must make payments under its mortgage of the Premises, Tenant agrees that the credit against Base Rent may not exceed more than twenty-five percent (25%) of the Base Rent in any month during the Term.

Provided that Tenant does not interfere with the Landlord’s work in preparing the Premises to be Ready for Occupancy, Landlord hereby grants to Tenant a license to access the Premises prior to the Commencement Date to allow Tenant to prepare the Premises for Tenant’s use and occupancy, including the installation of Tenant’s equipment, improvements, inventory and personal property and all other work deemed necessary or desirable by Tenant to open and operate the Premises, (collectively “Tenant’s FF&E”), for a period of thirty (30) days prior to the Commencement Date subject to such reasonable conditions as Landlord may deem necessary, including Tenant obtaining all insurance required to be obtained under the terms hereof.

(d)	Subject to Tenant not being in default of this Lease beyond any applicable grace or cure period at the time it notifies Landlord of its desire to renew through and including the execution of a lease amendment providing for such renewal, Tenant or a Permitted Assignee, but not any other assignee or sublessee, this right being personal to the original Tenant and a Permitted Assignee, shall have two (2) consecutive options to renew this Lease (the “Renewal Option(s)”) for a term of five (5) years each for all, but not less than all, of the Premises (the “Renewal Term(s)”) as may be expanded hereunder, commencing on the day after the Expiration Date or the expiration of the first Renewal Term, as applicable, and expiring on the date which is five (5) years thereafter, on the same terms and conditions as set forth herein except that the Base Rent for the relevant Renewal Term shall be the amount agreed upon by the parties pursuant to the terms and conditions set forth in this Section 3(d).

In order to exercise a Renewal Option, Tenant must deliver to Landlord written notice of exercise no earlier than twelve (12) months and no later than nine (9) months prior to the Expiration Date or the expiration of the previous Renewal Term, as applicable.

Within ninety (90) days after receipt of notice that Tenant desires to exercise a Renewal Option, the parties shall negotiate, in good faith, the Base Rent for the Renewal Term and any annual increases to the same. In the event that the parties fail to agree upon the the Base Rent for the Renewal Term and any annual increases to the same within such ninety (90) days after Tenant’s receipt of Landlord’s notice, Tenant’s notice of election to extend the term shall be null and void and of no force or effect.

In the event Tenant exercises one or more of the Renewal Options in strict accordance with the terms hereof, Tenant shall execute and deliver an amendment to this Lease consistent with the foregoing within thirty (30) days after receipt by Tenant of the subject lease amendment in form and substance reasonably satisfactory to Landlord.

Landlord shall not perform any leasehold improvements in connection with the exercise of any Renewal Options and the Tenant agrees to accept the Premises in its then “AS IS” “WHERE IS” condition and “WITH ALL FAULTS” on the commencement date of the relevant Renewal Term, and Tenant shall not be entitled to any credit or allowance or other economic concession from Landlord for the improvement thereof or otherwise. Neither Landlord nor Tenant shall be obligated to pay any additional brokerage commission in connection with the Renewal Options except if Tenant has engaged Whitehall to represent Tenant in connection with such Renewal Options, and Whitehall takes an active part in such negotiations, Landlord shall be obligated to pay Whitehall a brokerage commission pursuant to a separate Registration and Commission Agreement between Landlord and Whitehall dated April 29, 2009.

Tenant shall have no further options to renew the Term beyond the expiration date of the second Renewal Term. The Renewal Options herein granted shall automatically terminate and become null and void and of no force or effect upon the occurrence of any of the following: (1) Tenant either has been or is then currently in default under this Lease beyond any applicable grace or cure period, (2) the early termination of this Lease has been exercised by Landlord or Tenant, (3) the assignment of this Lease by Tenant, or the sublease by Tenant of the Premises, or any part thereof, except for an assignment of this Lease by Tenant to a Permitted Assignee, (4) the failure of Tenant to timely or properly exercise the applicable Renewal Option in strict accordance with the terms of this Paragraph, or (5) in the case of the exercise of the second Renewal Option, the failure of Tenant to timely or properly exercise the previous Renewal Option in strict accordance with the terms of this Paragraph.

(e)	On the last day of the seventy-fifth (75th) full calendar month of the Term (the “Early Termination Date”), Tenant or a Permitted Assignee, but not any other assignee or sublessee, this right being personal to the original Tenant and a Permitted Assignee, shall have the one time option (the “Termination Option”) to terminate this Lease by providing written notice to Landlord not more than twelve (12) full calendar months and not less than nine (9) full calendar months prior to the Early Termination Date. Tenant’s Termination Option is conditioned upon Tenant’s compliance with all of the following terms and conditions: (i) Tenant is not in default, nor has been in default beyond any applicable grace or cure period, on the date Tenant exercises the Termination Option, or at any time prior to the Early Termination Date; and (ii) Tenant pays to the Landlord, concurrently with Tenant’s notice to exercise the Termination Option, a termination fee equal to the unamortized cost, on a straight line basis over the entire Term of the cost of the Allowance and brokerage fees paid by Landlord plus the Base Rent due for the first two (2) months after the Early Termination Date (the “Termination Fee”). The parties acknowledge that the Landlord’s damages as a result of such early termination are difficult or impossible to measure and it is agreed that the Termination Fee is the parties’ reasonable estimate of such damages and shall be deemed to be liquidated damages and not a penalty to Tenant. It is agreed between Tenant and Landlord that the Termination Fee shall not limit Tenant’s requirement to comply with all other obligations under the Lease. If Tenant does not notify Landlord of its election to exercise the Termination Option, Tenant will be deemed to have forever waived its Termination Option and, if so requested by Landlord, Tenant shall execute an amendment to lease deleting the Termination Option.

In the event Tenant timely and properly exercises the Termination Option, the Lease Term shall terminate effective as of the Early Termination Date. Rent shall be paid through and apportioned as of the Early Termination

Date, and neither Landlord nor Tenant shall have any rights, estates, liabilities or obligations accruing under the Lease after the Early Termination Date, except such rights and liabilities which, by the terms of the Lease are obligations of the Tenant or Landlord which survive the expiration of the Lease Term. The Termination Option shall automatically terminate and become null and void upon any one of the following: (a) the failure of Tenant to timely or properly exercise the Termination Option and pay the Termination Fee in strict accordance with the terms of this Section; or (b) Tenant is, or has been, in default under this Lease beyond any applicable grace or cure period. In the event that Tenant validly exercises the Termination Option but does not vacate the Premises on or before the Early Termination Date such tenancy shall be deemed to be a holdover tenancy under the terms of the Lease.
4.	Rent:
          Tenant shall pay to Landlord, as Base Rent for the Premises, the rental set forth in subparagraph D of Paragraph 1 hereof. Rent for the first month of the term hereof shall be prorated based upon the number of days during said month that the Lease Term was in effect. All other rent shall be payable on the first day of each calendar month during the term hereof. All such rent shall be paid in advance without notice, abatement, demand, deduction or offset at the office of the Landlord or to such other place as Landlord may designate in writing. It is the understanding of the parties that the Base Rent is to be absolutely “net” to the Landlord and, except as otherwise expressly provided herein, Tenant shall bear all costs and expenses of whatever kind relating to the Premises, the Building and the Premises’ pro rata share, if any, of the expenses of the Building Complex.
          Notwithstanding the foregoing, Base Rent shall abate for the first three (3) months of the Term (the “Abated Rent”) and if the Commencement Date is other than the first day of a month the Abated Rent shall apply to the Base Rent as prorated for that month and the remaining days of the first month abatement shall be applied to reduce the payment due for the third month of the term so that Tenant has a total of three full months of Abated Rent. The abatement of Base Rent provided herein shall not relieve Tenant from the performance of Tenant’s other obligations under this Lease, including, without limation, the obligation to pay on a timely basis Operating Expenses, as hereinafter defined, and all other additional rent and other obligations under this Lease, which shall become due and payable during the entire Term. In the event of Tenant’s default hereunder, the entire amount of the Abated Rent shall become immediately due and payable and Tenant shall, upon demand of Landlord, immediately pay to Landlord the amount of the Abated Rent. All amounts payable to Landlord under this Lease, including without limitation Base Rent, shall be paid by Tenant to Landlord at the address shown above, or such other place as Landlord may designate in writing from time to time.
          In the event Tenant shall fail to pay, when the same is due and payable, any installment of the Base Rent or any additional rent to be paid by Tenant to Landlord under the terms of this Lease, then at Landlord’s election to do so, such unpaid amounts shall bear interest from the due date thereof to the date of payment at the rate of two percent (2%) per annum in excess of the prime or base rate set by JP Morgan Chase Bank, or its successor, as such rate is increased or decreased, from time to time (the “Default Rate”). In any event, however, Tenant shall be charged a service charge with respect to each monthly installment of rental not received by the due date for said installment. Such service charge shall reimburse Landlord for the additional administrative expenses incurred by Landlord in connection with the collection of such late installment of monthly rental. The service charge shall be the greater of five percent (5%) of the amount over due or unpaid or Fifty and Dollars ($50.00) for any rental not paid by the seventh (7th) day of the month. Any interest and service charge to be paid by Tenant pursuant to the foregoing provisions shall be paid along with the next scheduled installment of Base Rent without any additional notice whatsoever.

5.	Operating Expenses:
(a)	“Operating Expenses” shall:

Mean all operating expenses of any kind or nature with respect to the Premises and the Building and the Premises’ pro rata share, if any, of the expenses of the Building Complex as determined in accordance with generally accepted accounting principles and shall include, but not be limited to, all general and special real estate or ad valorem taxes or general or special assessments (which shall be limited to installments falling due during the Term), sewer rents and charges levied against the Premises by any governmental or quasi-governmental authority or any taxes or assessments which shall be levied on the Premises in lieu of or in addition to all or any portion of any such real estate taxes or assessments, or which shall be levied on the rentals of the Premises (other than Landlord’s income taxes), but in this case, the computation shall be made as if this were Landlord’s only building, or which shall be levied on Landlord as a result of the use, ownership or operation of the Premises; the cost of Premises supplies; costs incurred in connection with all energy sources for the common areas of the Building Complex; janitorial services; general maintenance and normal repair of the Premises, including the heating and air conditioning systems of the Building, landscaping maintenance, maintenance, repair, striping and replacement of all parking areas (except for the work that Landlord has agreed to undertake in this Lease, at its sole cost and expense, prior to the Commencement Date, as set forth in Paragraph 20 hereof); association assessments or condominium assessments of the Building Complex allocated to the Premises pursuant to the Master Deed; the costs of rubbish removal, snow removal and service contracts for the HVAC systems of the Building; the cost to repair, alter, remove, reconstruct or improve any part of the Premises as required by governmental requirements in the form of laws, ordinances, regulations, or otherwise enacted or amended after the date hereof; the cost of general maintenance and normal repair of the Premises; insurance in amounts and coverage determined by Landlord or its mortgagee, including fire and extended coverage, rental interruption, sprinkler leakage, plate glass and public liability insurance (but Tenant shall have no interest in such insurance or the proceeds thereof except that Operating Expenses shall not include expenses reimbursed under such policies); labor costs incurred in the operation and maintenance of the Premises, including wages and other payments, costs to Landlord of Workers’ Compensation and disability insurance, payroll taxes, and welfare fringe benefits for employees directly associated with operating the Building; professional building management fees; legal, accounting, inspection and consultation fees incurred in connection with the Premises or any other inspection or consultation fees required for the normal prudent operation of the Premises; the cost of any capital improvements to the Premises or of any machinery or equipment installed in the Premises amortized over the useful life of such item as determined under the Internal Revenue Code, as reasonably agreed by Landlord’s and Tenant’s accountant or chief financial officers, as applicable, plus interest at five percent (5%) of such amortized amount; the common area costs of the Building Complex; and all other charges properly allocable to the repair, operation and maintenance of the Premises in accordance with generally accepted accounting principles.

Operating Expenses will not include:
(a)	Replacement of the Building’s roof, walls and foundation;

(b)	Depreciation on the Building Complex or any areas within it;

(c)	Ground lease payments, mortgage principal, interest, penalties and charges, financing and refinancing costs and expenses;

(d)	Costs of replacements to Landlord’s personal property and equipment;

(e)	The cost of repairs or replacements due to casualty or condemnation that are reimbursed by third parties;

(f)	Any cost or expense due to Landlord’s breach of this Lease provided that Tenant has timely paid and performed its obligations under this Lease relating to such item;

(g)	Any income, estate, inheritance, or other transfer tax and any excess profit, franchise, or similar taxes on Landlord’s business, except as provided above and any increases in real property taxes resulting from the sale or transfer of the Premises by Landlord;

(h)	All costs and expenses (including lease concessions and allowances), including legal fees, relating to activities for the solicitation and execution of leases of space in the Building;

(i)	Any cost or expense related to removal, cleaning, abatement or remediation of “hazardous material” not directly caused by Tenant and which is not done in the ordinary course of business on the Premises (e.g., cleanup of accidentally spilled paint as opposed to cleanup of hazardous substances which are in quantities which violate environmental laws); and

(j)	Costs to correct construction defects and latent defects of Landlord’s construction work to make the Premises Ready for Occupancy within within one (1) year from the Commencement Date, or one (1) year after completion of such item, if later, which have been reimbursed to the Landlord pursuant to third-party warranties.
If Landlord selects an accrual accounting basis for calculating Operating Expenses, Operating Expenses shall be deemed to have been paid when such expenses have accrued in accordance with generally accepted accounting principles.

(b)	It is hereby agreed that during the Term hereof, Tenant shall pay to Landlord the Operating Expenses. At least thirty (30) days prior to the Commencment Date, Landlord shall notify Tenant of Landlord’s estimate of the amount of the Operating Expenses for the remainder of the calendar year in which the Commencement Date occurs. Beginning with the Commencement Date, the monthly rent to be paid by Tenant to Landlord shall be increased by an amount equal to the estimated amount of Operating Expenses for such year divided by the number of months remaining in the calendar year in which the Commencement Date occurs, with an adjustment to be made between the parties at a later date as hereinafter provided. At least thirty (30) days prior to the commencment of the first full calendar year of the Term and each other calendar year thereafter, Landlord shall provide a budget for the Operating Expenses of the Premises for Tenant’s review, which shall specify any anticipated capital expenditures during the following year in excess of $10,000. In the event that Tenant objects to all or any part of the budget, Tenant shall notify Landlord within thirty (30) days after receipt thereof and the parties shall meet and attempt to resolve any issues. Failure of Tenant to notify Landlord within such thirty-day period shall be deemed to be Tenant’s approval of such budget. Beginning with the first full calendar year of the Term, the monthly rent to be paid by Tenant to Landlord shall be increased by an amount equal to 1/12th of the estimated amount of the Operating Expenses for such calendar year, with an adjustment to be made between the parties at a later date as hereinafter provided. Landlord may, by written notice to Tenant, from time to time, revise its estimate for any year, and subsequent payments by Tenant for such year shall be based upon such revised estimate. As soon as practicable following the end of each calendar year during the Term of this Lease, Landlord shall submit to Tenant a statement setting forth the amount of the actual Operating Expenses, and the amount actually paid by Tenant as Operating Expenses, and the difference, if any, between the actual

Operating Expenses for the calendar year just completed and the estimated amount of Operating Expenses (on which its rent was based) and which was paid by Tenant for such year and, if Tenant has not paid the full amount of actual Operating Expenses, the balance due shall be paid by Tenant to Landlord within thirty (30) days after Tenant’s receipt of such statement. In the event that the actual Operating Expenses for the calendar year just completed was less than the estimated amount of the Operating Expenses (on which its rent was based) and which was paid by Tenant for such year Landlord shall give a credit to Tenant in such amount, against the next payment of Operating Expenses due hereunder. In addition, with respect to the monthly rent, until Tenant receives Landlord’s estimate for the new calendar year Tenant’s monthly rent for the new calendar year shall continue to be paid at the then current rate, but Tenant shall commence payment to Landlord of the monthly installments of rent on the basis of the new estimate beginning on the first day of the month following the month in which Tenant receives such statement.

(c)	If Tenant occupies the Premises for less than a full calendar year during the first or last calendar years of the term hereof, Operating Expenses for such partial year shall be the actual Operating Expenses for such period and Tenant shall make payments based upon the Landlord’s estimates as provided above. At the end of such period, the Landlord shall provide a statement which shall compare the amounts paid by Tenant to the actual Operating Expenses for the period just completed and Tenant shall pay any additional sums due, or Landlord shall refund to Tenant, if the Term has expired, any sums due the other hereunder using the same method set forth above.

(d)	Landlord’s failure during the Lease Term to prepare and deliver any statements or bills, or Landlord’s failure to make a demand under this Paragraph or under any provision of this Lease shall not in any way be deemed to be a waiver of, or cause Landlord to forfeit or surrender, its rights to collect any items of additional rent which may have become due pursuant to this Paragraph during the Term of this Lease, except as otherwise specifically set forth in this Lease. Tenant’s liability for all additional rent due under this Paragraph 5 shall survive the expiration or earlier termination of this Lease.

(e)	The Building shall be maintained in good order, condition and repair, ordinary wear and tear excepted, in the manner consistent with comparable corporate headquarters in Troy, Michigan.
6.	Character of Occupancy:
(a)	The Premises are to be used only for those purposes set forth in subparagraph F of Paragraph 1 hereof and no other use. Except for the Special Use Approval, which Landlord has obtained and paid the expenses relating thereto, Tenant shall, at its sole cost and expense, obtain all governmental licenses and permits required to allow Tenant to conduct Tenant’s Use. The parties acknowledge that a special use permit for the Premises was adopted by the City of Troy pursuant to Resolution PC-2009-06-051 (the “Special Use Approval”). Tenant agrees to comply with all applicable laws in connection with its use of the Premises including, without limitation, the foregoing Special Use Approval.

(b)	Tenant shall not suffer nor permit the Premises nor any part thereof to be used in any manner, nor anything to be done therein, nor suffer or permit anything to be brought into or kept therein, which would in any way (i) make void or voidable any fire or liability insurance policy then in force with respect to the Building; (ii) make unobtainable from reputable insurance companies authorized to do business in Michigan any fire insurance with extended coverage, or liability, boiler or other insurance required to be furnished by Landlord under the terms of any lease or mortgage to which this Lease is subordinate at standard rates provided Tenant is not deprived of its intended use of the Premises; (iii) cause or in Landlord’s reasonable opinion be likely to cause physical damage to the

Building or any part thereof; (iv) constitute a public or private nuisance; (v) impair, in the reasonable opinion of Landlord, the appearance, character or reputation of the Building; (vi) discharge objectionable fumes, vapors or odors into the Building air conditioning system or into the Building flues or vents not designed to receive them; (vii) impair or interfere with any of the Building services; or (viii) constitute waste.

(c)	Tenant shall not use the Premises nor permit anything to be done in or about the Premises which will in any way conflict with any law, statute, ordinance or governmental rule or regulation now in force or which may hereafter enacted or promulgated. Tenant shall give prompt notice to Landlord of any notice it receives of the violation of any law or requirement of any public authority with respect to the Premises or the use or occupation thereof. Landlord shall give prompt notice to Tenant of any notice it receives relative to the violation by Tenant of any law or requirement of any public authority with respect to the Premises or the use or occupation thereof. Further, Tenant shall not use the Premises or permit anything to be done on or about the Premises which will in any way conflict with or violate any private covenant, condition, or restriction recorded against the Building Complex, including, without limitation, the documents and instruments creating and governing the condominium for the Building Complex, if applicable.

(d)	If the Landlord’s work in connection with making the Premises Ready for Occupancy shall not be in compliance with applicable law for a period of ten (10) days after either Tenant has notified Landlord of such circumstances or Landlord otherwise is made aware of the circumstances, or such additional time as may be required due to acts of Tenant’s Parties or acts of god, force majeure, casualty damage, strikes, shortages of labor or materials, or other causes beyond Landlord’s reasonable control, then (i) Landlord shall, within ten (10) days of its receipt of such notice of non-compliance, either make such repair or, if the repair cannot reasonably be completed within such ten-day period, promptly commence the repair within such period and thereafter diligently pursue same to completion, and (ii) if Tenant is unable to and does not use the Premises in its entirety as a result of such violation, Base Rent hereunder shall thereafter be abated until such time as such violation has been corrected or Tenant begins using the Premises again, whichever shall first occur.
7.	Services and Utilities:
(a)	Landlord agrees to provide janitorial services for the Premises in accordance with specifications and hours to be agreed upon between Landlord and Tenant. Landlord shall cause electric current, water and sewer and natural gas to be supplied to the Premises and measured by separate meters, with one meter for each utility. Landlord shall furnish such snow removal services to the Premises as may, be reasonably required by Tenant.

(b)	Tenant hereby agrees to pay all charges with respect to electrical service furnished to or used within the Premises as and when due to such electrical provider.

(c)	Tenant agrees that Landlord shall not be liable for failure to supply any heating, air conditioning, electrical, janitorial, lighting or other services during any period when Landlord uses reasonable diligence to supply such services, or during any period Landlord is required to reduce or curtail such services pursuant to any applicable laws, rules or regulations, now or hereafter in force or effect, it being understood that Landlord may discontinue, reduce or curtail such services, or any of them (either temporarily or permanently), at such times as it may be necessary by reason of accident, unavailability of employees, repairs, alterations, improvements, strikes, lockouts, riots, acts of God, application of applicable laws, statutes, rules and regulations, or due to any other happening beyond the control of Landlord. In the event of any such interruption, reduction or discontinuance of Landlord’s services (either temporary or permanent), except for the abatement described below,

Landlord shall not be liable for damages to persons or property as a result thereof, nor shall the occurrence of any such event in any way be construed as an eviction of Tenant or cause or permit an abatement, reduction or setoff of rent, or operate to release Tenant from any of Tenant’s obligations hereunder.

Notwithstanding the foregoing, if any utilities are interrupted or discontinued due solely to the negligence of Landlord for a period of ten (10) days after Tenant has notified Landlord of such interruption, or such additional time as may be required due to acts of Tenant’s Parties or acts of god, force majeure, casualty damage, strikes, shortages of labor or materials, or other causes beyond Landlord’s reasonable control, and Tenant is unable to and does not use, the Premises in its entirety as a result of such interruption or discontinuance, Base Rent hereunder shall thereafter be abated until such time as such utilities are restored or Tenant begins using the Premises again, whichever shall first occur.

(d)	Whenever heat generating machines or equipment or excessive lighting (i.e., that which exceeds the typical lighting level used by office tenants in the area in which the Building is located) are used by Tenant in the Premises which affect the temperature otherwise maintained by the air conditioning system, Landlord reserves the right to install supplementary air conditioning units in the Premises in the event Landlord’s independent consulting engineer determines same are reasonably necessary as a result of Tenant’s use of lights or equipment which generate heat loads in excess of those for which the HVAC system is designed and the cost therefor, including the cost of installation, operation and maintenance thereof, shall be prepaid by Tenant to Landlord upon demand by Landlord.
8.	Quiet Enjoyment:
     Landlord warrants and agrees to defend Tenant in the quiet enjoyment and possession of the Premises from any acts of the Landlord, and all parties claiming by or through the Landlord, during the term of this Lease so long as Tenant complies with the provisions hereof. In the event of any transfer or transfers of Landlord’s interest in the Premises or in the real property of which the Premises are a part, other than a transfer for security purposes only, the transferor shall be automatically relieved of any and all obligations and liabilities on the part of Landlord accruing from and after the date of such transfer.
9.	Maintenance and Repairs:
(a)	Subject to reimbursement as a part of Operating Expenses, Landlord shall make all necessary repairs and replacements to the heating, air conditioning and electrical systems located in the Building, and to the common areas, including parking areas, and Landlord shall also make all repairs to the Premises which are structural in nature; provided, however, that Tenant shall make all repairs and replacements arising from its act, neglect or default and that of its agents, servants, invitees and employees.

In the event that the Landlord shall deem it necessary, or be required by any governmental authority to repair, alter, remove, reconstruct or improve any part of the Premises or of the Building (unless the same result from Tenant’s act, neglect, default or mode of operation in which event Tenant shall make all such repairs, alterations and improvements), such work shall be at Landlord’s sole cost and expense if due to a violation of law if such law existed on or before the Commencement Date or as a part of Operating Expenses if due to the adoption of a law or an amendment to law after the Commencement Date, then the same shall be made by Landlord with reasonable dispatch, and should the making of such repairs, alterations or improvements cause any interference with Tenant’s use of the Premises, such interference shall not relieve Tenant from performance of its obligations hereunder.

Notwithstanding the foregoing, if the Landlord fails to make repairs due solely to the negligence of Landlord for a period of ten (10) days after Tenant has notified Landlord of such disrepair, or such additional time as may be required due to acts of Tenant’s Parties or acts of god, force majeure, casualty damage, strikes, shortages of labor or materials, or other causes beyond Landlord’s reasonable control, and Tenant is unable to and does not use, the Premises in its entirety as a result of such repair issue, Base Rent hereunder shall thereafter be abated until such time as such repair is completed or Tenant begins using the Premises again, whichever shall first occur.

(b)	Landlord, at Tenant’s sole cost and expense as a part of Operating Expenses, except as excluded from such definition above, shall maintain the Premises in good order, condition and repair including the interior surfaces of ceilings, walls and floors, all doors, and interior glass partitions or glass surfaces. Landlord shall have no liability to Tenant for any damage, inconvenience or interference with the use of the Premises by Tenant as a result of performing any such work.

(c)	Landlord and Tenant shall each do all acts required to comply with all applicable laws, ordinances, regulations and rules of any public authority relating to their respective maintenance obligations as set forth herein.
10.	Alterations and Additions:
(a)	Tenant shall make no alterations, additions or improvements to the Premises (each an “Alteration”) or any part thereof without obtaining the prior written consent of Landlord; provided, however, Tenant shall be entitled to make cosmetic, non-structural alterations, additions, modifications and improvements to the Premises, not exceeding $50,000 in each instance, which do not materially adversely affect the Building systems without the requirement of Landlord’s consent, but with notice to Landlord. Neither Landlord consent nor notice to Landlord shall be needed to inspect, install, repair, remove or replace, from time to time, Tenant’s FF&E. Landlord may impose, as a condition to the aforesaid consent, such requirements as Landlord may deem necessary in its reasonable judgment including, without limitation, the manner in which the work is done, a right to require Tenant to use Landlord’s contractor and the times during which it is to be accomplished, provided that Tenant shall not be required to use Landlord’s contractor to the extent such work involves only Tenant’s FF&E and, with respect to all other Alterations, if performed by the Landlord’s contractor, the Landlord shall follow the same procedures it is required to follow when making the Premises Ready for Occupancy pursuant to the provisions of paragraph 20 hereof. In the event that Tenant is entitled to construct the Expansion, such Expansion will not require a separate approval by the Landlord under this subparagraph 10(a), subject to Tenant’s compliance with the other terms of this paragraph and the provisions of this Lease. Tenant further agrees not to connect with Building systems, including electric wires, water pipes, fire safety and mechanical systems, any apparatus, machinery or device without the prior written consent of Landlord.

(b)	All Alterations (whether performed with or without Landlord’s consent as provided herein), shall be deemed a part of the real estate and the property of Landlord and shall remain upon and be surrendered with the Premises as a part thereof without molestation, disturbance or injury at the end of said Term, whether by lapse of time or otherwise, unless Landlord notifies Tenant otherwise, in which event Tenant shall promptly remove, at its sole cost and expense, such alterations and additions and restore the Premises to their condition prior to the making of the same, reasonable wear and tear excepted. All such removal, whether required or permitted by Landlord, shall be at Tenant’s sole cost and expense, and Tenant shall restore the Premises to the condition in which the Premises were prior to the making of the same, reasonable wear and tear excepted. All Tenant’s FF&E including any movable partitions, machines and equipment which are installed in the Premises by or for the account of Tenant, without expense to Landlord, and can be removed without permanent structural damage to or defacement of the Building or the Premises, and all furniture, furnishings and other articles of personal property owned by Tenant and located in the Premises (all of which are herein called “Tenant’s Property”), shall be and remain the property of

Tenant and may be removed by it at any time during the Term of this Lease. However, if any of Tenant’s Property is removed, Tenant shall repair or pay the cost of repairing any damage to the Building or the Premises resulting from such removal. All additions or improvements which are to be surrendered with the Premises shall be surrendered with the Premises, as a part thereof, at the end of the Term or the earlier termination of this Lease.

(c)	If Landlord authorizes persons requested by Tenant to perform any Alterations or repairs to the Premises, then prior to the commencement of any such work, Tenant shall, on request of Landlord, deliver to Landlord certificates issued by insurance companies qualified to do business in the State of Michigan evidencing that Workers’ Compensation, public liability insurance and property damage insurance, all in amounts, with companies and on forms reasonably satisfactory to Landlord, are in force and effect and maintained by all such contractors and subcontractors engaged by Tenant to perform such work. All such policies shall name Landlord as an additional insured. Each such certificate shall provide that the same may not be cancelled or modified without thirty (30) days’ prior written notice to Landlord.

(d)	Tenant, at its sole cost and expense, shall cause any permitted Alterations, decorations, installations, additions or improvements in or about the Premises to be performed in compliance with all applicable requirements of insurance bodies having jurisdiction, and in such manner as not to interfere with, delay, or impose any additional expense upon Landlord in the construction, maintenance or operation of the Building, and so as to maintain harmonious labor relations in the Building.
11.	Entry by Landlord:
          Landlord and its agents shall have the right to enter the Premises at all reasonable times and upon reasonable notice for the purpose of examining or inspecting the same, to supply any services to be provided by Landlord for Tenant hereunder, to show the same to prospective purchasers of the Building, to make such alterations, repairs, improvements or additions to the Premises or to the Building of which they are a part as Landlord may deem necessary or desirable, and to show the same to prospective tenants of the Premises (provided that in the event of a bona fide emergency, Landlord may enter the Premises without advance notice solely for the purpose of taking emergency action). Tenant shall have the right to exclude Landlord from entering into portions of the Premises which include proprietary information or trade secrets unless Landlord shall have signed a confidentiality agreement reasonably acceptable to Landlord and Tenant. Tenant hereby waives any claim for damages for any injury to, or interference with, Tenant’s business, any loss of occupancy or quiet enjoyment of the Premises, or any other loss occasioned by such entry or repair or service work which Landlord deems to be reasonably necessary. Landlord may for the purpose of supplying scheduled janitorial services, enter the Premises by means of a master key without liability to Tenant and without affecting this Lease. If, during the last sixty (60) days of the Term hereof, Tenant shall have removed substantially all of its property from the Premises, Landlord may immediately enter and alter, renovate and redecorate the Premises without elimination or abatement of rent or incurring liability to Tenant for any compensation. Tenant shall not, without the prior consent of Landlord, change the locks or install additional locks on any entry door or doors to the Premises.
12.	Construction Liens:
          Except for work undertaken by Landlord and to be paid for by Landlord, Tenant shall pay or cause to be paid all costs for work done by Tenant or caused to be done by Tenant on the Premises of a character which will or may result in liens on Landlord’s interest therein and Tenant will keep the Premises free and clear of all mechanic’s liens and other liens on account of work done for Tenant or persons claiming under it. Tenant hereby agrees to indemnify, defend and save Landlord harmless of and from all liability, loss, damage, costs or expenses, including reasonable attorneys’ fees, incurred on account of any claims of any nature whatsoever for work performed for, or materials or supplies furnished to Tenant, including lien claims of laborers, material men or others. Should any such liens be filed or recorded against the Premises with respect to work done or for materials supplied to or on behalf of Tenant or any action affecting the title thereto be commenced, Tenant shall cause such liens to be removed of record within five (5) days after notice from Landlord or any other source. If Tenant desires to contest any such claim of lien, it shall furnish Landlord with security reasonably satisfactory to Landlord which equals at least 200 percent of the amount of the claim, plus estimated costs and interest and if a final judgment establishing the validity or existence of any lien for any amount is entered, Tenant shall pay and satisfy the same at once. If Tenant shall be in default in paying any charge for which such a mechanic’s lien or suit to foreclose such a lien has been recorded or filed and shall not have given Landlord security as aforesaid, Landlord may (but without being required to do so) pay such lien or claim and any costs, and the amount so paid, together with reasonable attorneys’ fees incurred in connection therewith, and interest on such sums paid by Landlord at the Default Rate from the date of payment until reimbursed by Tenant shall be immediately due from Tenant to Landlord. In addition, any failure by Tenant to comply with the provisions of this Paragraph shall be deemed an Event of Default entitling Landlord to pursue all remedies available to Landlord pursuant to the terms of this Lease or otherwise.
13.	Damage to Property, Injury to Persons:
(a)	Except for claims arising due to the negligence of Landlord, Tenant, as a material part of the consideration to be rendered to Landlord under this Lease, hereby waives all claims of liability Tenant or Tenant’s successors or assigns may have against Landlord, and Tenant hereby indemnifies and agrees to hold Landlord harmless from and to defend Landlord against any and all claims of liability for any injury or damage to any person or property whatsoever: (1) occurring in, or about the Premises or any part thereof; and (2) occurring in, or about the Building Complex. Except for claims arising due to the negligence of Landlord, Tenant further indemnifies and agrees to hold Landlord harmless from and against any and all claims arising from any breach or default in the performance of any obligation on Tenant’s part to be performed under the terms of this Lease, or arising from any act or negligence of Tenant, or any of its agents, contractors, employees or invitees, from and against all costs, attorneys’ fees, expenses and liabilities incurred in or about any such claim or any action or proceeding brought thereon.

(b)	Landlord shall not be liable to Tenant for any damage by or from any act of any owner or occupant of adjoining or contiguous property. To the extent not covered by normal fire and extended coverage insurance, Tenant agrees to pay for all damage to the Building Complex, caused by Tenant’s misuse or neglect of the Premises or any portion of the Building Complex.

(c)	Except for claims arising due to the negligence of Landlord, neither Landlord nor its agents shall be liable for any damage to property entrusted to Landlord, its agents or employees or the building manager, if any, nor for the loss or damage to any property by theft or otherwise, by any means whatsoever, nor for any injury or damage to persons or property resulting from fire, explosion, falling plaster, steam, gas, electricity, sprinkler system leakage, water or rain which may leak from any part of the Building or from the pipes, appliances or plumbing works therein or from the roof, street or subsurface or from any other place or resulting from dampness or any other cause whatsoever; provided, however, nothing contained herein shall be construed to relieve Landlord from liability for any personal injury resulting from its negligence or that of its agents, servants or employees. Landlord or its agents shall not be liable for interference with the lights, view or other incorporeal hereditaments, nor, except as otherwise provided herein, relating to the construction of the improvements to make the Premises Ready for Occupancy, shall Landlord be liable for any latent defect in the Premises or in the Building. Tenant shall give prompt notice to Landlord in case of fire or accidents in the Premises or in the Building or of defects therein or in the fixtures or equipment.

(d)	In case any action or proceeding is brought against Landlord or Tenant by reason of any obligation on their respective parts to be performed under the terms of this Lease, or arising from any of their acts or negligence of them, respectively, or of their agents or employees, such party, upon notice from the other party shall defend the same at its expense by counsel reasonably satisfactory to the party giving such notice.

14.	Insurance:
(a)	Tenant shall procure and maintain in effect at all times during the Term comprehensive general liability insurance, naming the Landlord and any mortgagee of the Building as an additional insured, with companies and in a form satisfactory to Landlord, in the amount of not less than Two Million and 00/1OOths Dollars ($2,000,000.00) per occurrence and with excess liability coverage (so-called umbrella insurance) of not less than Two Million and 00/1OOths Dollars ($2,000,000.00) and shall deliver said policies or certificates to Landlord prior to initial occupancy and continuously maintain such coverage thereafter. Such insurance shall be provided by companies that maintain at least an A, V rating from AM Best. Landlord shall have the right, upon not less than thirty (30) days’ prior written notice, if required by Landlord’s mortgagee, to raise the limits hereinabove set forth not more often than annually during the Term of this Lease. Landlord may, at its option, procure the same for the account of Tenant, and the cost thereof shall be paid to Landlord upon receipt by Tenant of bills therefor plus interest at the Default Rate.

(b)	Tenant shall procure and maintain at its own cost during the Term of this Lease and any extension hereof fire and extended coverage Insurance on the property of Tenant.

(c)	Landlord shall at all times during the Term procure and maintain, subject to reimbursement as a part of Operating Expenses, “all-risk” or causes of loss-special form property insurance in the amount not less than ninety percent (90%) of the insurable replacement cost covering the Building and such other insurance as may be required by Landlord’s mortgagee.

(d)	Each party agrees to use its best efforts to include in each of its policies insuring against loss, damage or destruction by fire or other casualty (insuring the Building and Landlord’s Property therein and rental value thereof, in the case of Landlord, and insuring Tenant’s Property and business interest in the Premises [business interruption insurance] in the case of Tenant), a waiver of the insurer’s right of subrogation against the other party, or if such waiver should be unobtainable or unenforceable (i) an express agreement that such policy shall not be invalidated if the insured waives the right of recovery against any party responsible for a casualty covered by the policy before the casualty, or (ii) any other form of permission for the release of the other party. If such waiver, agreement or permission shall not be, or shall cease to be, obtainable without additional charge or at all, the insured party shall so notify the other party promptly after learning thereof. In such case, if the other party shall so elect and shall pay the insurer’s additional charge therefor, such waiver, agreement or permission shall be included in the policy, or the other party shall be named as an additional insured in the policy. Each such policy which shall so name a party hereto as an additional insured shall contain, if obtainable, agreements by the insurer that the policy will not be cancelled without at least thirty (30) days’ prior notice to both insureds and that the act or omission of one insured will not invalidate the policy as to the other insured. The failure by Tenant, if named as an additional insured under a policy obtained by Landlord, promptly to endorse to the order of Landlord, without recourse, any instrument for the payment of money under or with respect to the policy of which Landlord is the owner or primary insured, shall be deemed a default under this Lease.
15.	Damage or Destruction to Building:
(a)	In the event the Premises or the Building are damaged by fire or other insured casualty and the insurance proceeds have been made available therefor by the holder or holders of any mortgages or deeds of trust covering the Building, the damage shall be repaired by and at the expense of Landlord to the extent of such insurance proceeds available therefor, provided such repairs and restoration can, in Landlord’s reasonable opinion, be made within one hundred eighty (180) days after the occurrence of such damage without the payment of overtime or other premiums, and until such repairs and restoration are completed the rent shall be abated in proportion to the part of the Premises which is unusable by Tenant in the conduct of its business (but there shall be no abatement of rent by reason of any portion of the Premises being unusable for a period equal to ten [10] business days or less). Landlord agrees to notify Tenant within thirty (30) days after such casualty if it estimates that it will be unable to repair and restore the Premises within said one hundred eighty (180) day period. Such notice shall set forth the approximate length of time Landlord estimates will be required to complete such repairs and restoration. Notwithstanding anything to the contrary contained herein, if Landlord cannot or estimates it cannot make such repairs and restoration within said one hundred eighty (180) day period, then Tenant may, by written notice to Landlord, cancel this Lease as of the date of the occurrence of such damage, provided such notice is given to Landlord within fifteen (15) days after Landlord notifies Tenant of the estimated time for completion of such repairs and restoration. Except as provided in this Paragraph 15, there shall be no abatement of rent and no liability of Landlord by reason of any injury to or interference with Tenant’s business or property arising from the making of any such repairs, alterations or improvements in or to fixtures, appurtenances and equipment. Tenant understands that Landlord will not carry insurance of any kind on Tenant’s furniture and furnishings or on any fixtures or equipment removable by Tenant under the provisions of this Lease, and that Landlord shall not be obligated to repair any damage thereto or replace the same. Landlord shall not be required to repair any injury or damage by fire or other cause, or to make any repairs or replacements of improvements installed in the Premises by or for Tenant.

(b)	In case the Building shall be so injured or damaged, whether by fire or otherwise (though the Premises can be repaired within said one hundred eighty [180] days) that Landlord, within thirty (30) days after the happening of such injury, shall decide not to reconstruct or rebuild the Building, then notwithstanding anything contained herein to the contrary, upon notice in writing to that effect given by Landlord to Tenant within said thirty (30) days, Tenant shall pay the rent, properly apportioned up to date of such occurrence, this Lease shall terminate from the date of delivery of said written notice, and both parties hereto shall be freed and discharged from all further obligations hereunder.
16.	Condemnation:
(a)	If the whole of the Premises or so much thereof as to render the balance unusable by Tenant for the proper conduct of its business shall be taken under power of eminent domain or transferred under threat thereof, then this Lease, at the option of either Landlord or Tenant exercised by either party giving notice to the other of such termination within thirty (30) days after such conveyance or taking possession whichever is earlier, shall forthwith cease and terminate and the rent shall be duly apportioned as of the date of such taking or conveyance. No award for any partial or entire taking shall be apportioned, and Tenant hereby assigns to Landlord any award which may be made in such taking or condemnation, together with any and all rights of Tenant now or hereafter arising in or to the same or any part thereof; provided, however, that nothing contained herein shall be deemed to give Landlord any interest in or to require Tenant to assign to Landlord any award made to Tenant for the taking of personal property and fixtures belonging to Tenant and/or for expenses of moving to a new location. In the event of a partial taking which does not result in a termination of this Lease, rent shall be reduced in proportion to the reduction in the size of the Premises so taken and this Lease shall be modified accordingly. Promptly after obtaining knowledge thereof, Landlord or Tenant, as the case may be, shall notify the other of any pending or threatened condemnation or taking affecting the Premises or the Building.

(b)	If all or any portion of the Premises shall be condemned or taken for governmental occupancy for a limited period, not exceeding thirty (30) days, this Lease shall not terminate and Tenant shall be entitled to receive the entire award therefor (whether paid as damages, rent or otherwise) unless the period of governmental occupancy extends beyond the expiration of this Lease, in which case Landlord shall be entitled to such part of such award as shall be properly allocable to the cost of restoration of the Premises to the extent any such award is specifically made for such purpose, and the balance of such award shall be apportioned between Landlord and Tenant as of the date of such expiration. Provided however, that Tenant shall remain responsible for all payment and performance obligations set forth in this Lease. If the termination of such governmental occupancy is prior to the expiration of this Lease, Tenant shall, to the extent an award has been made for such purpose, restore the Premises as nearly as possible to the condition in which they were prior to the condemnation or taking.
17.	Assignment and Subletting:
          Tenant covenants not to assign or transfer this Lease or sublet the Premises or any part thereof or interest therein (collectively, a “Transfer”) or hypothecate, or mortgage the same or any part thereof or interest therein or use or permit them to be used for any purpose other than previously mentioned without the prior written consent of the Landlord, which consent shall not be unreasonably withheld, conditioned or delayed. A Transfer or other action in violation of the foregoing, at Landlord’s option, shall be void and/or shall constitute an Event of Default under this Lease. Notwithstanding anything contained in this Paragraph to the contrary, Tenant, its sucessors and assigns, shall have the right to assign or Transfer this Lease or sublease the Premises, or any part thereof, without Landlord’s consent, to an Affiliate (a “Permitted Assignee”) upon at least twenty (20) days prior written notice to Landlord, and provided further that said Affiliate is not in default under any other lease for space in a property that is managed or owned by Landlord or any of its affiliates and Tenant remains fully and primarily liable for the payment of rent and for the performance of all other obligations of Tenant contained in this Lease unless, and only in the event, the original Tenant entity ceases to exist as a distinct legal entity from and after the date of transfer (a “Permitted Transfer”). For purposes of this Paragraph, the term “Affiliate” shall also include, by virtue of a bona fide, arms-length business transaction and not in liquidation, (i) the successor to Tenant by merger or (ii) the purchaser of all or substantially all of the capital stock or assets of Tenant, or (iii) other business reorganization.
          Except for a Permitted Transfer, if Tenant desires to Transfer this Lease or any interest herein, then at least thirty (30) days but not more than one hundred eighty (180) days prior to the effective date of the proposed Transfer, Tenant shall submit to Landlord: (i) a statement containing the name and address of the proposed assignee or subtenant; (ii) such financial information with respect to the proposed assignee or subtenant as Landlord shall reasonably require; (iii) the type of use proposed for the Premises; (iv) all of the principal terms of the proposed assignment or subletting; and (v) four (4) originals of the assignment or sublease on a form approved by Landlord and four (4) executed originals of the Landlord’s form of Consent to Sublease or Assignment and Assumption of Lease and Consent.
          At any time within twenty (20) business days after Landlord’s receipt of all of the information and documents described above, Landlord may, at its option by written notice to Tenant, elect to: (a) sublease the Premises or the portion thereof proposed to be sublet by Tenant upon the same terms as those offered to the proposed subtenant unless the proposed subtenant is a Permitted Assignee; (b) take an assignment of the Lease upon the same terms as those offered to the proposed assignee; or (c) terminate the Lease in its entirety or as to the portion of the Premises proposed to be assigned or sublet, with a proportionate adjustment in the Base Rent payable hereunder if the Lease is terminated as to less than all of the Premises.
          Fifty percent (50%) of all sums or other economic consideration received by Tenant in connection with such assignment or subletting, whether denominated as rental or otherwise, which exceed in the aggregate, the total sum which Tenant is obligated to pay Landlord under this Lease (prorated to reflect obligations allocable to less than all of the Premises under a sublease) (the “Profit”) shall be paid to Landlord.
          Except for the Permitted Transfer described in the first paragraph of this Section 20, regardless of Landlord’s consent, which consent shall not be unreasonably withheld, conditioned or delayed, no subletting or assignment shall release Tenant of Tenant’s obligation or alter the primary liability of Tenant to pay the rental and to perform all other obligations to be performed by Tenant hereunder unless otherwise agreed by Landlord in writing. The acceptance of rental by Landlord from any other person shall not be deemed to be a waiver by Landlord or any provision hereof. Consent to one assignment or subletting shall not be deemed consent to any subsequent assignment or subletting. In the event of default of any of the terms hereof, Landlord may proceed directly against Tenant without the necessity of exhausting remedies against such assignee or successor. Landlord may consent to subsequent assignments or subletting of this Lease or amendments or modifications to this Lease with assignees of Tenant, without notifying Tenant, or any successor of Tenant, and without obtaining its or their consent thereto and such action shall not relieve Tenant of liability under this Lease.
          In the event Tenant shall assign this Lease or sublet the Premises or request the consent of Landlord to any assignment or subletting or if Tenant shall request the consent of Landlord for any act that Tenant proposes to do, then Tenant shall pay Landlord’s reasonable attorneys’ fees and processing fees incurred in connection therewith.
18.	Estoppel Certificate:
          Tenant further agrees at any time and from time to time, on or before ten (10) days after written request by Landlord, to execute, acknowledge and deliver to Landlord an estoppel certificate certifying (to the extent it believes the same to be true) that this Lease is unmodified and in full force and effect (or if there have been modifications, that the same is in full force and effect as modified, and stating the modifications), that there have been no defaults thereunder by Landlord or Tenant (or if there have been defaults, setting forth the nature thereof), and the date to which the rent and other charges have been paid, if any, it being intended that any such statement delivered pursuant to this Paragraph may be relied upon by any prospective purchaser of all or any portion of Landlord’s interest herein, or a holder or prospective holder of any mortgage encumbering any portion of the Premises. Tenant’s failure to deliver such statement within such time shall be a default under this Lease and shall be conclusive upon Tenant that:
(a)	This Lease is in full force and effect without modification except as may be represented by Landlord;

(b)	There are no uncured defaults in Landlord’s performance;

(c)	Not more than one (1) month’s rent has been paid in advance; and

(d)	The amount of any security deposit paid to, and held by, Landlord.
19.	Default:
(a)	The following events (herein referred to as an “Event of Default”) shall constitute defaults of Tenant hereunder:
(1)	Tenant shall default in the due and punctual payment of rent, or any other amounts payable hereunder, and such default shall continue for five (5) days after receipt of written notice from Landlord;

(2)	This Lease or the estate of Tenant hereunder shall be transferred to or shall pass to or devolve upon any other person or party in violation of this Lease;

(3)	This Lease or the Premises or any part thereof shall be taken upon execution or by other process of law directed against Tenant, or shall be taken upon or subject to any attachment at the instance of any creditor or claimant against Tenant, and said attachment shall not be discharged or disposed of within fifteen (15) days after the levy thereof;

(4)	Tenant shall file a petition in bankruptcy or insolvency or for reorganization or arrangement under the bankruptcy laws of the United States or under any insolvency act of any state, or shall voluntarily take advantage of any such law or act by answer or otherwise, or shall be dissolved or shall make an assignment for the benefit of creditors, unless such action will permit Tenant to continue performance of this Lease;

(5)	Involuntary proceedings under any such bankruptcy law or insolvency act or for the dissolution of Tenant shall be instituted against Tenant, or a receiver or trustee shall be appointed of all or substantially all of the property of Tenant, and such proceeding shall not be dismissed or such receivership or trusteeship vacated within sixty (60) days after such institution or appointment unless such action will permit Tenant to continue performance of this Lease;
(6)	Tenant shall abandon the Premises for thirty (30) consecutive days;

(7)	The failure by Tenant to furnish Landlord any Subordination, Non-Disturbance and Attornment Agreement or Estoppel Certificate requested by Landlord within the time period prescribed herein; and

(8)	Tenant shall fail to perform any of the other agreements, terms, covenants or conditions hereof on Tenant’s part to be performed, and such non-performance shall continue for a period of thirty (30) days after notice thereof by Landlord to Tenant, or if such performance cannot be reasonably had within such thirty (30) day period, Tenant shall not in good faith have commenced such performance within such thirty (30) day period and shall not diligently proceed therewith to completion within an additional period of sixty (60) days.
(b)	Upon the occurrence of an Event of Default, Landlord shall have the right, at its election, then or at any time thereafter and while any such Event of Default shall continue, either:
(1)	To give Tenant written notice of Landlord’s intention to terminate this Lease on the date of such given notice or on any later date specified therein, whereupon on the date specified in such notice, Tenant’s right to possession of the Premises shall cease and this Lease shall thereupon be terminated, except as to Tenant’s liability, as if the expiration of the term fixed in such notice were the end of the term herein originally demised; or

(2)	To re-enter and take possession of the Premises or any part thereof, and repossess the same as Landlord’s former estate and expel Tenant and those claiming through or under Tenant, and remove the effects of both or either, using such force for such purposes as may be reasonably necessary, without being liable for prosecution thereof, without being deemed guilty of any manner of trespass, and without prejudice to any remedies for arrears of rent or preceding breach of covenants or conditions. Should Landlord elect to re-enter as provided in this Paragraph 19(b)(2) or should Landlord take possession pursuant to legal proceedings or pursuant to any notice provided for by law, Landlord may, from time to time, without terminating this Lease, relet the Premises or any part thereof in Landlord’s or Tenant’s name, but for the account of Tenant, for such term or terms (which may be greater or less than the period which would otherwise have constituted the balance of the term of this Lease) and on such conditions and upon such other terms (which may include concessions of free rent and alteration and repair of the Premises) as Landlord, in its sole discretion, may determine, and Landlord may collect and receive the rents therefor. Landlord shall in no way be responsible or liable for any failure to relet the Premises, or any part thereof, or for any failure to collect any rent due upon such reletting. No such reentry or taking possession of the Premises by Landlord shall be construed as an election on Landlord’s part to terminate this Lease unless a written notice of such intention be given to Tenant. No notice from Landlord hereunder or under a forcible entry and detainer statute or similar law shall constitute an election by Landlord to terminate this Lease unless such notice specifically so states. Landlord reserves the right following any such re-entry and/or reletting to exercise its right to terminate this Lease by giving Tenant such written notice, in which event this Lease will terminate as specified in said notice.

(c)	In the event that Landlord does not elect to terminate this Lease as permitted in Paragraph 19(b)(1) hereof, but on the contrary, elects to take possession as provided in Paragraph 19(b)(2), Tenant shall pay to Landlord: (i) the rent and other sums as herein provided, which would be payable hereunder if such repossession had not occurred, less (ii) the net proceeds, if any, of any reletting of the Premises after deducting all Landlord’s expenses in connection with such reletting, including, but without limitation, all repossession costs, brokerage commissions, legal expenses, attorneys’ fees, expenses of employees, alteration and repair costs and expenses of preparation for such reletting. If, in connection with any reletting, the new lease term extends beyond the existing term, or the premises covered thereby include other premises not part of the Premises, a fair apportionment of the rent received from such reletting and the expenses incurred in connection therewith as provided aforesaid will be made in determining the net proceeds from such reletting.

(d)	In the event this Lease is terminated, Landlord shall be entitled to recover forthwith against Tenant as damages for loss of the bargain and not as a penalty, an aggregate sum which, at the time of such termination of this Lease, represents the excess, if any, of the aggregate of the rent and all other sums payable by Tenant hereunder that would have accrued for the balance of the term over the aggregate rental value of the Premises (such rental value to be computed on the basis of a tenant paying not only a rent to Landlord for the use and occupation of the Premises, but also such other charges as are required to be paid by Tenant under the terms of this Lease) for the balance of such term, both discounted to present worth at the rate of three percent (3%) per annum.

(e)	Suit or suits for the recovery of the amounts and damages set forth above may be brought by Landlord, from time to time, at Landlord’s election and nothing herein shall be deemed to require Landlord to await the date whereon this Lease or the Term hereof would have expired by limitation had there been no such default by Tenant or no such termination, as the case may be. Each right and remedy provided for in this Lease shall be cumulative and shall be in addition to every other right or remedy provided for in this Lease or now or hereafter existing at law or in equity or by statute or otherwise, including, but not limited to, suits for injunctive relief and specific performance. The exercise or beginning of the exercise by Landlord of any one or more of the rights or remedies provided for in this Lease or now or hereafter existing at law or in equity or by statute or otherwise shall not preclude the simultaneous or later exercise by Landlord of any and all other rights or remedies provided for in this Lease or now or hereafter existing at law or in equity or by statute or otherwise. All costs incurred by Landlord in connection with collecting any amounts and damages owing by Tenant pursuant to the provisions of this Lease or to enforce any provision of this Lease, including reasonable attorneys’ fees from the date any such matter is turned over to an attorney, shall also be recoverable by Landlord from Tenant.

(f)	No failure by Landlord to insist upon the strict performance of any agreement, term, covenant or condition hereof or to exercise any right or remedy consequent upon a breach thereof, and no acceptance of full or partial rent during the continuance of any such breach, shall constitute a waiver of any such breach of such agreement, term, covenant or condition. No agreement, term, covenant or condition hereof to be performed or complied with by Tenant, and no breach thereof, shall be waived, altered or modified except by written instrument executed by Landlord. No waiver of any breach shall affect or alter this Lease, but each and every agreement, term, covenant and condition hereof shall continue in full force and effect with respect to any other then existing or subsequent breach thereof. Notwithstanding any unilateral termination of this Lease, this Lease shall continue in force and effect as to any provisions hereof which require observance or performance of Landlord or Tenant subsequent to termination.

(g)	Any amounts paid by either party to cure any defaults of the other hereunder, shall, if not repaid by the other party within ten (10) days of demand by the party paying such amount, thereafter bear interest at the Default Rate, until paid.

(h)	Neither Tenant’s interest in this Lease, nor any estate hereby created in Tenant, nor any interest herein or therein, shall pass to any trustee or receiver or assignee for the benefit of creditors or otherwise by operation of law, except as may be specifically be provided pursuant to the federal Bankruptcy Code.

If, as a matter of law, Landlord has no right on the bankruptcy of Tenant to terminate this Lease, then, if Tenant, as debtor, or its trustee wishes to assume or assign this Lease, in addition to curing or adequately assuring the cure of all defaults existing under this Lease on Tenant’s part on the date of filing of the proceeding (such assurances being defined below), Tenant, as debtor, or the trustee or assignee must also furnish adequate assurances of future performance under this Lease (as defined below). Adequate assurance of curing defaults means the posting with Landlord of a sum in cash sufficient to defray the cost of such a cure. Adequate assurance of future performance under this Lease means posting a deposit equal to three (3) months’ rent, including all other charges and additional rent payable by Tenant hereunder, and, in the case of an assignee, assuring Landlord that the assignee is financially capable of assuming this Lease, and that its use of the Premises will not be detrimental to the other tenants or Landlord. In a reorganization under Chapter 11 of the federal Bankruptcy Code, the debtor or trustee must assume this Lease or assign it within one hundred twenty (120) days from the filing of the proceeding, or it shall be deemed to have rejected and terminated this Lease.

Upon the filing of a petition by or against Tenant under the Bankruptcy Code, Tenant, as debtor and as debtor in possession, and any trustee who may be appointed agree as follows: (i) to perform each and every obligation of Tenant under this Lease, until such time as this Lease is rejected by order of the United States Bankruptcy Court; and, (ii) to pay monthly in advance on the first day of each month as reasonable compensation for use and occupancy of the Premises an amount equal to all rent, additional rent, and other charges otherwise due pursuant to this Lease and (iii) to reject or assume this Lease within sixty (60) days of the filing of such petition under Chapter VII of the federal Bankruptcy Code or within one hundred twenty (120) days of the filing of a petition under any other Chapter; and (iv) to give Landlord at least forty-five (45) days’ prior written notice of any proceeding relating to any assumption of this Lease, and (v) to give at least thirty (30) days’ prior written notice of any abandonment of the Premises; any such abandonment to be deemed a rejection of this Lease.

No default of this Lease by Tenant, either prior to or subsequent to the filing of such a petition, shall be deemed to have been waived unless expressly done so in writing by Landlord.

(i)	Landlord shall not be in default under this Lease unless Landlord fails to perform its obligations hereunder within a reasonable time, but in no event later than sixty (60) days after written notice by Tenant to Landlord and to Landlord’s Mortgagee whose name and address shall have been furnished to Tenant in writing and specifying how Landlord has failed to perform such obligations and the act required to cure the same; provided, however, that if the nature of Landlord’s obligation is such that more than sixty (60) days are required for performance, Landlord shall not be in default if Landlord commences performance within such sixty (60) day period and thereafter diligently prosecutes the same to completion. In no event shall Tenant have the right to terminate this Lease as a result of Landlord’s default and Tenant’s remedies shall be limited to damages.
20.	Completion of Premises:
(a)	Landlord has agreed to complete the Premises in accordance with plans and specifications and the construction schedule prepared by Landlord and approved by the parties, a copy of which is attached hereto as Exhibit

C. Such work shall include the replacement of the dead trees (which shall be at Landlord’s sole cost and expense and not part of the Allowance, as defined below) and all work in the loading area of the Premises (including screening such area with trees). Promptly after execution of this Lease, Landlord will cause to be prepared design drawings with respect to the improvements to be installed in the Premises. After the design drawings have been completed, Landlord shall submit same to Tenant for Tenant’s approval. Tenant hereby agrees to approve said plans or, in lieu thereof, advise Landlord of any comment which Tenant may have with respect to the plans, within ten (10) business days after receipt of said plans from Landlord. In the event Tenant fails to approve or otherwise comment on said drawings within the foregoing time period, then for each day of delay by Tenant, the obligation of Landlord to deliver possession of the Premises Ready for Occupancy shall be likewise extended for an additional day. After the design drawings have been approved by Tenant in the foregoing manner, Landlord shall cause Kirco Manix Construction, LLC, its contractor, to obtain third party bids for the first phase of work to complete the Premises. The project shall be performed on an “open book” basis. Tenant shall be advised of the cost of such cost of construction. Each item with a cost of $10,000 or more shall be bid to a minimum of three contractors, Landlord shall make a recommendation to Tenant of the bid it favors and the reasons thereof, and Tenant will either confirm the recommendation or select one of the other bids. The foregoing shall be repeated for each phase of construction. Tenant shall have the right, during the construction process, to be advised as to the amount of the various subcontracts entered into by Landlord’s contractor so that Tenant can continue to monitor the cost of construction. In connection with the completion of the Premises, Landlord shall contribute the sum of One Million One Hundred Ninety-six Thousand Seven Hundred ($1,196,700.00) Dollars (i.e., 47,868 square feet times Twenty-five ($25) Dollars) (the “Allowance”) for the installation of the improvements to be installed by Landlord. In the event the budget for the improvements exceeds the Allowance (the “Tenant’s TI Cost”), then Tenant shall pay the Tenant’s TI Cost to Landlord on a percentage basis (i.e. the ratio of the Tenant’s TI Cost bears to the total cost to complete the Premises) on a progress basis, monthly, within fifteen (15) days after notice from Landlord of the amount due, simultaneously with Landlord’s progress payments for the Tenant improvement work. In the event Tenant fails to pay such amounts when due, then for each day of delay by Tenant, the obligation of Landlord to deliver possession of the Premises Ready for Occupancy shall be likewise extended for an additional day. In determining the cost of the improvements, it is acknowledged and agreed that in addition to the actual cost of construction, said cost shall include, the design and engineering costs incurred by Landlord, the cost of preparing plans and specifications for the installation of the improvements and the cost of obtaining all Building and construction permits necessary in connection with the performance of such construction. In addition, such cost of construction shall include: (i) a construction management fee charged by Landlord’s contractor in an amount equal to either five percent (5%) of the cost of the work or Sixty thousand Dollars ($60,000), whichever is greater; and (ii) a lump sum payment to be paid to Landlord’s contractor for general conditions in the amount of Ninety-five Thousand Dollars ($95,000) (“General Conditions Fee”). Notwithstanding the foregoing, it is understood and agreed that (i) Twelve Thousand Dollars ($12,000) of the General Conditions Fee has been allocated to pay the costs of permits and fees in connection with the work required to make the Premises Ready for Occupancy, and (ii) the General Conditions Fee shall either be increased, in the event the actual cost of such permits and fees exceeds $12,000, or decreased, in the event the actual cost of such permits and fees is less than $12,000. In the event that after completion of construction and obtaining a certificate of occupancy there remains a balance due from the Tenant for the cost of the construction in excess of the Allowance, Landlord shall provide an invoice to Tenant and Tenant shall pay such sum to Landlord within thirty (30) days after receipt of an invoice for such costs. In the event that after completion of construction and obtaining a certificate of occupancy either: (i) there remains a balance of the Allowance which is unspent, or (ii) if Tenant has paid to Landlord the Tenant’s TI Cost and the sum of the Tenant’s TI Cost

plus the Allowance exceeds the cost of construction; Landlord shall make reasonable commercial efforts to determine the amount of such balance within thirty (30) days after obtaining the certificate of occupancy and shall provide notice to Tenant. Tenant shall have the right to elect to receive a check for such balance payable to Tenant, or a credit to be applied against Base Rent next due hereunder, provided however, in recognition that Landlord must make payments under its mortgage of the Premises, Tenant agrees that the credit against Base Rent may not exceed more than twenty-five percent (25%) of the Base Rent in any month.

The parties also agree that the Allowance includes the “clean-up”, the exterior of the Premises and the installation of trees to shield the loading area, but not the replacement of dead trees that Landlord has agreed to undertake at its sole cost.

The parties also agree that the Landlord will provide an additional allowance to Tenant, in excess of the Allowance, for repairs to the parking areas of the Premises in the amount of Fifteen Thousand Dollars ($15,000) (the “Parking Lot Allowance”). Promptly following full execution and delivery of this Lease, Tenant will identify the areas of the parking lot which it desires to have repaired. If the amount of the Parking Lot Allowance is not sufficient to pay the estimated cost to perform such repairs, as determined by Landlord in its sole discretion, Tenant shall have the option to either (i) elect not to make any repairs to the parking lot which exceed the Parking Lot Allowance, (ii) be responsible for, and pay directly during the performance of such repairs, the amount of such repairs which exceeds the Parking Lot Allowance, or (iii) direct Landlord to perform such parking lot repairs during the Spring of 2010, in which event Tenant shall pay to Landlord, as a part of its Operating Expenses for calendar year 2010, the costs incurred by Landlord in performing such repairs in excess of the Parking Lot Allowance.

(b)	In any event, aside from standard warranty work related to the improvements constructed by Landlord, Landlord shall not have any obligation for the repair or replacement of any portions of the interior of the Premises which are damaged or wear out during the Term hereof, regardless of the cause therefor, including, but not limited to, carpeting, draperies, window coverings, wall coverings, painting or any of Tenant’s Property or betterments in the Premises, except as otherwise specifically set forth in this Lease. Except as otherwise specifically set forth in Paragraph 3(c) hereof, Landlord has made and makes no representation of the date on which it will make the Premises Ready for Occupancy. The rent credit, the postponement of rent and extension of the Commencement Date as herein provided for such period shall be in full settlement for all claims which Tenant might have. “Ready for Occupancy” as that term is used herein shall mean the date when all major construction aspects of the Premises and any remodeling work to be performed by Landlord are completed although minor items are not completed (including but not limited to touch-up plastering or repainting which does not unreasonably interfere with Tenant’s ability to carry on its business in the Premises) and the City of Troy has issued a temporary or permanent certificate of occupancy for the Premises. Landlord shall use reasonable commercial efforts to obtain the permanent certificate of occupancy for the Premises within ninety (90) days after issuance of the temporary certificate of occupancy, except for extensions of time due to unavailability of materials or items which cannot be completed due to weather conditions.

(c)	The improvements installed by Landlord shall be constructed in a good and workmanlike manner, free of all liens, and in accordance with all laws, statutes, ordinances, building codes, rules and regulations of any federal, state or municipal body or other governmental agency having jurisdiction thereof in effect, including the Amercian With Disabilities Act of 1990, 42 U.S.C. ‘12101 et. seq. and applicable regulations. Landlord shall obtain, on Tenant’s behalf, a warranty on all construction work performed to the Premises that the same will be free of any material defect or workmanship for one (1) year after the completion thereof.

(d)	Any disagreement or dispute which may arise between Landlord and Tenant with reference to the construction of Landlord’s work undertaken pursuant to subparagraph (a) above (other than as to time) where the amount in dispute is less than $25,000.00 shall be submitted either to a registered architect mutually agreed to by Landlord and Tenant or other third party selected by Landlord and Tenant, whose decision shall be final and binding upon both Landlord and Tenant. However, if any disagreement or dispute between Landlord and Tenant with reference to construction of Landlord’s work undertaken pursuant to subparagraph (a) above, where the controversy equals or exceeds $25,000.00, such shall be decided by arbitration in accordance with the Construction Industry Arbitration Rules of the American Arbitration Association unless the parties mutually agree otherwise. Notice of the demand for arbitration shall be filed in writing with the other party and with the American Arbitration Association and shall be made within a reasonable time after the dispute has arisen, but in no event later than forty-five (45) days. Any claim not submitted to arbitration within forty-five (45) days after the event giving right of such claim shall be barred. The arbitrator’s decision shall be final and binding upon Landlord and Tenant and a judgment for enforcement thereof shall be entered by a court of competent jurisdiction. Landlord and Tenant agree that all arbitration hearings shall be held in the Detroit, Michigan metropolitan area and that any contractors, subcontractors, laborers, material men, and other persons having responsibility for the claim or dispute may be joined in the arbitration.

(e)	Tenant shall notify Landlord in writing of all incidental items of uncompleted work (“Punchlist”) within thirty (30) days after the Commencement Date. Landlord shall complete the work set forth on the Punchlist as expeditiously as possible, but in no event later than ninety (90) days after Landlord’s receipt of the Punchlist from Tenant (unless the work needed materially impacts Tenant’s operations in which event Landlord shall promptly complete such work), except for work delayed due to seasonal climate and other weather conditions or work delayed due to the delivery of replacement materials.
21.	Removal of Tenant’s Property:
          All movable furniture and personal effects of Tenant not removed from the Premises within ten (10) days after the vacation or abandonment thereof or prior to the termination of this Lease for any cause whatsoever shall conclusively be deemed to have been abandoned and may be appropriated, sold, stored, destroyed or otherwise disposed of by Landlord without notice to Tenant and without obligation to account therefor, and Tenant shall pay Landlord for all expenses incurred in connection with the storage or disposition of such property.
22.	Holding Over:
          Should Tenant, with or without Landlord’s written consent, hold over after the termination of this Lease, Tenant shall become a tenant from month to month only upon each and all of the terms herein provided as may be applicable to such month to month tenancy and any such holding over shall not constitute an extension of this Lease. During such holding over, Tenant shall pay rent equal to one and one-quarter the last monthly Base Rent and the other monetary charges as provided herein. Such tenancy shall continue until terminated by Landlord or Tenant by a written notice of its intention to terminate such tenancy given at least ten (10) days prior to the date of termination of such monthly tenancy. Nothing in this paragraph shall give Tenant any right to hold over beyond the term of the Lease or give Tenant any expectation that Tenant will be permitted or suffered to do so. Without limiting the foregoing, Tenant shall indemnify, protect, defend and hold harmless Landlord from and against any and all claims, liabilities, actions, losses, damages (including without limitation, direct, indirect, incidental and consequential) and expenses (including, without limitation, court costs and reasonable attorneys’ fees) asserted against or sustained by Landlord and arising by reason of such retention of possession, which obligations shall survive the expiration or termination of the Lease Term.

23.	Parking Areas:
          Tenant shall have the exclusive right to use all of the parking spaces upon the Premises and those granted to Landlord under the Parking Easement. Tenant, its employees, agents and visitors agree to obey and abide by all rules and regulations established, modified and amended from time to time by Landlord for the safety, protection, cleanliness and preservation of order in connection with such parking ingress and egress and other automobile and pedestrian use of the Building Complex. Landlord shall not be responsible to Tenant, its employees, agents or visitors for violations by any visitor or user of said parking facilities of said rules and regulations or assignment of spaces, nor shall Landlord have any obligation to police the unauthorized use of any such parking spaces.
24.	Surrender and Notice:
          Upon the expiration or earlier termination of this Lease, Tenant shall promptly quit and surrender to Landlord the Premises broom clean, in good order and condition, ordinary wear and tear excepted, and Tenant shall remove all of its movable furniture and other effects and such alterations, additions and improvements as Landlord shall require Tenant to remove pursuant to Paragraph 10. In the event Tenant fails to vacate the Premises on a timely basis as required, Tenant shall be responsible to Landlord for all costs incurred by Landlord as a result of such failure, including, but not limited to, any amounts required to be paid to third parties who were to have occupied the Premises.
25.	Acceptance of Premises by Tenant:
          Taking possession of the Premises by Tenant shall be conclusive evidence as against Tenant that the Premises were in the condition agreed upon between Landlord and Tenant, and acknowledgment of satisfactory completion of the work, which Landlord has agreed in writing to perform, except as otherwise set forth herein.
26.	Subordination and Attornment:
(a)	This Lease, and all rights of Tenant hereunder, are and shall be subject and subordinate in all respect to all present and future ground leases, overriding leases and underlying leases and/or grants of term of the land and/or the Building or the Building Complex now or hereafter existing and to all mortgages, deeds of trust and building loan agreements, including leasehold mortgages, deeds of trust and building loan agreements, which may now or hereafter affect the Building or the Building Complex or any of such leases, whether or not such mortgages or deeds of trust shall also cover other lands or buildings, to each and every advance made or hereafter to be made under such mortgages or deeds of trust, and to all renewals, modifications, replacements and extensions of such leases and such mortgages or deeds of trust. This Paragraph shall be self-operative and no further instrument of subordination shall be required. In confirmation of such subordination, Tenant shall promptly execute and deliver, at its sole cost and expense, an instrument consistent with this paragraph, in recordable form, if required by Landlord, the lessor of any such lease or the holder of any such mortgage or deed of trust, or any of their respective successors in interest. The leases to which this Lease is, at the time referred to, subject and subordinate pursuant to this Paragraph are hereinafter sometimes called “superior lease” and the mortgages or deeds of trust to which this Lease is, at the time referred to, subject and subordinate are hereinafter sometimes called “superior mortgages”. The lessor of a superior lease or the beneficiary of a superior mortgage or their successors in interest are hereinafter sometimes collectively referred to as a “superior party”.

It shall be a condition of the foregoing subordination that the superior party shall have agreed that so long as no default exists under this Lease which is continuing beyond the expiration of any applicable grace or cure period, (1) neither the holder nor the lessor shall name or join Tenant nor any “person” (as hereinafter defined) claiming through or under Tenant as a party defendant to any action for foreclosure or other enforcement of the remedies of the holder under the superior mortgage or the lessor under the superior lease (unless required by law as a condition precedent to commencing or proceeding with any such action or other enforcement proceeding); (ii) the leasehold estate, possession and use of the Premises in accordance with the terms of the Lease and all other rights of Tenant (and any person claiming through or under Tenant) under the

Lease shall not be interfered with, affected or disturbed in any way by reason of the subordination of the Lease to the superior mortgage or the superior lease, as the case may be, or any enforcement or the superior mortgage or any sale pursuant to the foreclosure of the superior mortgage or any deed or assignment in lieu of foreclosure or similar devise; and (iii) the Lease shall not be terminated by the holder or lessor in connection with, or by reason of, foreclosure or other proceedings for the enforcement of the superior mortgage or the superior lease, as the case may be, or by reason of a transfer of the Landlord’s interest under the Lease pursuant to the taking of a deed or assignment in lieu of foreclosure or similar device, or by reason of the termination or expiration of a superior mortgage or superior lease or any other enforcement proceedings with respect to any superior mortgage or superior lease, and the Lease shall be unaffected by any of the foregoing proceedings, provided however, this Lease may be terminated if a new Lease on the same terms and conditions of and having the same priority of lien as this Lease (or if not the same priority of lien, such different priority of lien shall not affect Tenant with respect to its occupancy of the Premises), is offered to Tenant and actually executed and delivered by such aforesaid holder or lessor.

Landlord has obtained and delivered to Tenant for comment its current mortgagee’s form of a subordination agreement.

(b)	Tenant shall take no steps to terminate this Lease, without giving written notice to such superior party, and a reasonable opportunity to cure (without such superior party being obligated to cure) any default on the part of Landlord under this Lease and which cure period shall equal at least thirty (30) days after notice or such greater time if such superior party has commenced such cure and is diligently pursuing same to completion, any default on the part of Landlord under this Lease.

(c)	In the event any proceedings are brought for the foreclosure of, or in the event of the conveyance by deed in lieu of foreclosure of, or in the event of the exercise of the power of sale under, any superior mortgage, Tenant hereby attorns to, and covenants and agrees to execute an instrument in writing reasonably satisfactory to the new owner whereby Tenant attorns to, such successor in interest and recognizes such successor as the Landlord under this Lease.

(d)	If the holder of any superior mortgage or a ground lease, or anyone claiming by, through or under such holder, shall become the lessee under the ground lease as a result of foreclosure of the superior mortgage, or by reason of an assignment of the lessee’s interest under the ground lease and the giving of a deed to the Building or the Building Complex in lieu of foreclosure, there shall be no obligation on the part of such person succeeding to the interest of the lessee under the ground lease to comply with, observe or perform any obligations as sublessor, tenant or landlord under any superior lease, nor shall Tenant look to such person for any security deposit delivered to Landlord pursuant to the provision of Paragraph 29 hereof unless said security deposit has actually been received by such parties as security for the performance by Tenant under this Lease.

(e)	If, in connection with the procurement, continuation or renewal of any financing for which the Building or the Building Complex, or of which the interest of the lessee therein under a superior lease, represents collateral in whole or in part, an institutional lender shall request reasonable modifications of this Lease as a condition of such financing, Tenant will not unreasonably withhold its consent thereto provided that such modifications do not increase the obligations of Tenant under this Lease or adversely affect any rights of Tenant or decrease the obligations of Landlord under this Lease.

(f)	Landlord represents that, except for the mortgage existing as of the date of this Lease with Flagstar, there are no mortgages, deeds of trust or superior leases presently affecting the Premises.

Should the Landlord be deemed to have breached the foregoing representation, Landlord’s liability shall extend only to taking such actions as may be required to cure such breach, or other steps to make the representation true, and Tenant shall not be entitled to any damages or abatement of Rent or other charges due under the Lease due to such misrepresentation, provided that Tenant shall in no event be legally dispossessed of the Premises as a result thereof.
27.	Payments after Termination:
          No payments of money by Tenant to Landlord after the termination of this Lease, in any manner, or after giving of any notice (other than a demand for payment of money) by Landlord to Tenant, shall reinstate, continue or extend the term of this Lease or affect any notice given to Tenant prior to the payment of such money, it being agreed that after the service of notice of the commencement of a suit or other final judgment granting Landlord possession of the Premises, Landlord may receive and collect any sums of rent due, or any other sums of money due under the terms of this Lease or otherwise exercise its rights and remedies hereunder. The payment of such sums of money, whether as rent or otherwise, shall not waive said notice or in any manner affect any pending suit or judgment theretofore obtained.
28.	Authorities for Action and Notice:
(a)	Except as herein otherwise provided, Landlord may act in any matter provided for herein by its building manager or any other person who shall from time to time be designated in writing.

(b)	All notices or demands required or permitted to be given to Landlord hereunder shall be in writing, and shall be deemed duly served when received or refused, if hand delivered, one (1) business day after deposited with a recognized overnight courier service, or five (5) days after deposited in the United States mail, with proper postage prepaid, certified or registered, return receipt requested, addressed to Landlord at the address set forth in the beginning of this Lease, or at the most recent address of which Landlord has notified Tenant in writing, to the attention of Chief Executive Officer. All notices or demands required to be given to Tenant hereunder shall be in writing, and shall be deemed duly served when received if hand delivered or refused, one (1) business day after deposited with a recognized overnight courier service or five (5) days after deposited in the United States mail, with proper postage prepaid, certified or registered, return receipt requested, addressed to Tenant at its principal office in the Building to the attention of Corporate Secretary with a copy to: C. Kim Shierk, Myers Nelson Dillon & Shierk, PLLC, 40701 Woodward Avenue, Suite 235, Bloomfield Hills, Michigan 48304. Either party shall have the right to designate a different address to which notice is to be mailed by serving on the other party a written notice in the manner hereinabove provided.
29.	Security Deposit:
[Intentionally Deleted]
30.	Liability of Landlord:
          Tenant shall look only to Landlord’s estate and interest in the Building (or to the proceeds thereof) for the satisfaction of Tenant’s remedies for the collection of any judgment (or other judicial process) requiring the payment of money by Landlord in the event of any default by Landlord under this Lease, and no other property or other assets of Landlord shall be subject to levy, execution or other enforcement, procedure for the satisfaction of Tenant’s remedies under or with respect to this Lease and neither Landlord nor any of the members or managers comprising the limited liability company which is the Landlord herein, shall be liable for any deficiency. Nothing contained in this Paragraph shall be construed to permit Tenant to offset against rents due a successor landlord, a judgment (or other judicial process) requiring the payment of money by reason of any default of a prior landlord, except as otherwise specifically set forth herein.

31.	Brokerage:
          Tenant represents and warrants that it has dealt only with the Broker defined in subparagraph I of Paragraph 1 hereof in the negotiation of this Lease. Landlord shall make payment of the brokerage fee due to the Broker pursuant to and in accordance with Landlord’s separate agreement with the Broker. Landlord and Tenant each hereby agree to indemnify and hold the other harmless of and from any and all loss, cost, damage or expense (including, without limitation, all counsel fees and disbursements) by reason of any claim of or liability to any other broker claiming through it and arising out of or in connection with the execution and delivery of this Lease. In the event any claim shall be made by any other broker who shall claim to have negotiated this Lease on behalf of Tenant or to have introduced Tenant to the Building or to Landlord, Tenant shall have the right to defend any such action by counsel to be selected by Tenant and approved by Landlord, which approval shall not be unreasonably withheld,conditioned or delayed and in the event such broker shall be successful in any such action, Tenant shall, in addition to making payment of the claim of such broker, be responsible for all counsel fees incurred in such action.
32.	Signage:
          Provided Tenant is not then in default under the Lease beyond any applicable grace or cure period, and Tenant is then in occupancy of all of the Building, Tenant or any Permitted Assignee, but not any other assignee or sublessee, this right being personal to the original Tenant and any Permitted Assignees, shall have the right, at its sole cost and expense, to, subject to obtaining all necessary approvals under law or otherwise and Landlord’s consent thereto, (i) to install one (1) outdoor sign bearing the Tenant’s name on the exterior wall of the Building; and (ii) to install monument signage including on on any existing monument. At anytime that Tenant is not in occupancy of at least fifty percent (50%) of the Building, Landlord shall have the right to require that Tenant, at its sole cost and expense, remove any or all of the signage described above.
          Except as permitted above, no sign, advertisement or notice shall be inscribed, painted or affixed on any part of the inside or outside of the Building unless of such color, size and style and in such place upon or in the Building, as shall be first designated by Landlord, but there shall be no obligation or duty on Landlord to allow any sign, advertisement or notice to be inscribed, painted or affixed on any part of the inside or outside of the Building. Landlord shall have the right to remove all non-permitted signs without notice to Tenant, and at the expense of Tenant.
33.	Name of Building Project:
          Landlord has named the Building Complex under the name set forth in subparagraph A of Paragraph 1 hereof. Landlord hereby reserves the right, at any time and from time to time, without notice to Tenant, to change the name of the Building Complex and to name or change the name of any building located therein at Landlord’s sole discretion.
34.	Area of Premises:
          The parties stipulate that for all purposes of this Lease the area stated herein for the Premises shall be the square footage of the Leased Premises and the Tenant shall have no right to claim the square footage is different regardless of the actual measurement of the Premises.
35.	Furnishing of Financial Statements:
          Each year during the Term, on or before April 1, Tenant shall furnish to Landlord its audited final statements for the immediately preceding fiscal year, which shall include, at a minimum, a balance sheet, income statement and a statement of changes in financial condition, for such previous year, as well as the auditor’s opinion regarding such statements. In addition, Tenant shall update any fnancial statements previously delivered hereunder by providing its most recent quarterly financial statements upon Landlord’s request.
36.	Miscellaneous:
(a)	The rules and regulations attached hereto and marked Exhibit “B”, as well as such rules and regulations as may hereafter be adopted by Landlord for the safety, care and cleanliness of the Premises and the Building and the preservation of good order thereon, are hereby expressly made a part hereof, and Tenant agrees to obey all such rules and regulations. The violation of any of such rules and regulations by Tenant shall be deemed a breach of this Lease by Tenant affording Landlord all the remedies set forth herein. Landlord shall not be responsible to Tenant for the non-performance by any other occupant of the Building of any of said rules and regulations.

(b)	The term “Landlord”, as used in this Lease, so far as covenants or obligations on the part of Landlord are concerned, shall be limited to mean and include only the owner or owners of the Building at the time in question, and in the event of any transfer or transfers of the title thereto, Landlord herein named (and in the case of any subsequent transfers or conveyances, the then grantor) shall be automatically released from and after the date of such transfer or conveyance of all liability in respect to the performance of any covenants or obligations on the part of Landlord contained in this Lease thereafter to be performed and relating to events occurring thereafter; provided that any funds in the hands of Landlord or the then grantor at the time of such transfer in which Tenant has an interest shall be turned over to the grantee, and any amount then due and payable to Tenant by Landlord or the then grantor under any provisions of this Lease shall be paid to Tenant.

(c)	This Lease shall be construed as though the covenants herein between Landlord and Tenant are independent and not dependent and Tenant shall not be entitled to any set off of the rent or other amounts owing hereunder against Landlord, if Landlord fails to perform its obligations set forth herein. The foregoing shall in no way impair the right of Tenant to commence a separate action against Landlord for any violation by Landlord of the provisions hereof so long as notice is first given to Landlord and any holder of a mortgage or deed of trust covering the Building Complex or any portion thereof of whose address Tenant has been notified in writing and an opportunity granted to Landlord and such holder to correct such violation.

(d)	If any clause or provision of this Lease is illegal, invalid or unenforceable under present or future laws effective during the term of this Lease, then and in that event, it is the intention of the parties hereto that the remainder of this Lease shall not be affected thereby, and it is also the intention of the parties to this Lease that in lieu of each clause or provision of this Lease that is illegal, invalid or unenforceable, there shall be added as a part of this Lease a clause or provision as similar in terms to such illegal, invalid or unenforceable clause or provision as may be possible and be legal, valid and enforceable, provided such addition does not increase or decrease the obligations of or derogate from the rights or powers of either Landlord or Tenant.

(e)	The captions of each paragraph are added as a matter of convenience only and shall be considered of no effect in the construction of any provision or provisions of this Lease.

(f)	Except as herein specifically set forth, all terms, conditions and covenants to be observed and performed by the parties hereto shall be applicable to and binding upon their respective heirs, administrators, executors and assigns. The terms, conditions and covenants hereof shall also be considered to be covenants running with the land.

(g)	If there is more than one entity or person which or who are the Tenants under this Lease, the obligations imposed upon Tenant under this Lease shall be joint and several.

(h)	No act or thing done by Landlord or Landlord’s agent during the term hereof, including, but not limited to, any agreement to accept surrender of the Premises or to amend or modify this Lease, shall be deemed to be binding upon Landlord unless such act or things shall be by an officer of Landlord or a party designated in writing by Landlord as so authorized to act. The delivery of keys to Landlord, or Landlord’s agent, employees or officers shall not operate as a termination of this Lease or a surrender of the Premises. No payment by Tenant, or receipt by Landlord, of a lesser amount than the monthly rent herein stipulated, shall be deemed to be other than on account of the earliest stipulated rent, nor shall any endorsement or statement on any check or any letter accompanying any such, or payment as rent, be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such rent or pursue any other remedy available to Landlord.
(i)	Tenant acknowledges and agrees that it has not relied upon any statements, representations, agreements or warranties except such as are expressed in this Lease.

(j)	Time is of the essence hereof.

(k)	Tenant represents to Landlord that the party executing this Lease is authorized to do so by requisite action of the Board of Directors, or partners, as the case may be, and agree upon request to deliver to each other a resolution or similar document to that effect.

(l)	This Lease shall be governed by and construed in accordance with the laws of the State of Michigan.

(m)	This Lease, together with any Addendum and Exhibits attached hereto, contains the entire agreement of the parties and may not be amended or modified in any manner except by an instrument in writing signed by both parties.

(n)	Notwithstanding anything in this Lease to the contrary, Landlord shall incur no liability to Tenant with respect to, and shall not be responsible for any failure to perform, any of Landlord’s obligations hereunder if such failure is caused by any reason beyond the control of Landlord including, but not limited to governmental law, ordinances, rules or regulations, strike, labor trouble, fire, flood, earthquake, civil commotion, or failure or disruption of utility services. The amount of time for Landlord to perform any of Landlord’s obligations shall be extended by the amount of time Landlord is delayed in performing such obligation by reason of any force majeure occurrence.

(o)	Alll references in this Lease to the compliance with law shall be deemed to include compliance with the terms and provisions of the Special Use Approval, the Master Deed and the Consent Judgment, as such term is hereinafter defined.
37.	Representations:
(a)	As a material inducement to Tenant’s execution of this Lease, Landlord represents to Tenant, as of the date hereof and, as of the Commencement Date, as follows:
(i)	Landlord is the fee simple owner of the Premises subject to no easements, restrictions, mortgages, encumbrances or other matter which would: (i) preclude Landlord’s grant of the Lease to Tenant,or (ii) prevent the use of the Premises for the permitted use specified in this Lease.

(ii)	Landlord has not received notice of any claim, suit or other action or investigation with respect to the violation of any legal requirements of the Premises, including, without limitation, environmental laws, and Landlord knows of no existing violations of law relating to the Premises.

(iii)	Landlord knows of no action or proceeding, pending or threatened, to have any portion of the Premises taken or used for any governmental purposes or any other governmental action, proceeding or investigation.

(iv)	Landlord is a Michigan limited liability company, validly existing in good standing under the Laws of Michigan and has the power to own its own property and assets, to lease the Premises to Tenant and to carry on its business as required under this Lease in the State.

(v)	The execution of this Lease constitutes the binding obligation of Landlord and has been duly authorized by all necessary limited liability company action. This Lease will not conflict with or result in a breach of Landlord’s Articles of Organization or Operating Agreement or any agreements to which Landlord is a party or by which it may be bound, or violate any applicable legal requirement, including, without limitation, any requirement, restriction or easement applicable to the Premises or Landlord.

(vi)	Landlord knows of no action or proceeding, pending or threatened, to impose a special assessment against the Premises.
          Should the Landlord be deemed to have breached any of the foregoing representations, Landlord’s liability shall extend only to taking such actions as may be required to cure such breach, or other steps to make the representation true, and Tenant shall not be entitled to any damages or abatement of Rent or other charges due under the Lease due to such misrepresentation, provided that Tenant shall in no event be legally dispossessed of the Premises as a result thereof.
(b)	As a material inducement to Landlord’s execution of this Lease, Tenant represents to Landlord, as of the date hereof, as follows:
(i)	Tenant is a Michigan corporation, validly existing in good standing under the Laws of Michigan and has the power to own its own property and assets, to lease the Premises from Landlord and to carry on its business as required under this Lease in the State.

(ii)	The execution of this Lease constitutes the binding obligation of Tenant and has been duly authorized by all necessary corporate action. The party executing this Lease has the power and authority to do so and bind the Tenant. This Lease will not conflict with or result in a breach of Tenant’s Articles of Incorporation or Bylaws or any agreements to which Landlord is a party or by which it may be bound.
          Should the Tenant be deemed to have breached any of the foregoing representations, Tenant’s liability shall extend only to taking such actions as may be required to cure such breach, or other steps to make the representation true, and Landlord shall not be entitled to any damages or other charges due under the Lease due to such misrepresentation.
38.	Environmental:
          As of the Commencement Date, Landlord represents, that to its knowledge, that except as provided in that certain Phase I Environmental Site Assessment prepared by ATC Associates Inc. dated January 27, 2009, the Premises are free from hazardous materials, the presence of which would give rise to a violation of environmental laws and Landlord warrants that during the Term it shall not use hazardous materials in the Premises in a manner which would give rise to a violation of environmental laws at the Premises.
          Except for claims arising due to the negligence of Tenant, Landlord hereby indemnifies and agrees to hold Tenant harmless, and to defend Tenant, of and from all liability, loss, cost, damage or expense, including reasonable attorneys’ fees, arising from any breach or default in the foregoing representation and warranty and to defend Tenant against any and all claims of liability for any injury or damage to any person or property whatsoever resulting thererfrom.
          Landlord shall obtain a reliance letter for the Phase I Environmental Site Assessment for the benefit of the Tenant.
39.	Consent Judgment and Condominium:
(a)	The Premises is subject to a certain First Amended and Restated Consent Judgment dated July 2, 1997 and recorded in Liber 17359 at Page 72, Oakland County Records (“Consent Judgment”). Landlord hereby represents that as of the date hereof, that it has not received notice of any violation of the the Consent Judgment.

Should the Landlord be deemed to have breached the foregoing representation, Landlord’s liability shall extend only to taking such actions as may be required to cure such breach, or other steps to make the representation true, and Tenant shall not be entitled to any damages or abatement of Rent or other charges due under the Lease due to such misrepresentation, provided that Tenant shall in no event be legally dispossessed of the Premises as a result thereof.

Landlord also agrees to file and diligently pursue an amendment to the Consent Judgment that removes the requirement that a meeting room in the Building be made available to the public. Prior to the effective date of such removal, Landlord agrees to make a meeting room available to the public, at such times and at such cost, as the Landlord deems reasonable in its sole and absolute discretion at another location owned by Landlord or its affilaites.
(b)	The Premises is also subject to the Master Deed. Landlord hereby represents that as of the date hereof, that it has not received notice of any violation of the Master Deed and that the Permitted Use described in Section 1.F. of this Lease is a permitted use for the Premises under the Master Deed.

Should the Landlord be deemed to have breached the foregoing representation, Landlord’s liability shall extend only to taking such actions as may be required to cure such breach, or other steps to make the representation true, and Tenant shall not be entitled to any damages or abatement of Rent or other charges due under the Lease due to such misrepresentation, provided that Tenant shall in no event be legally dispossessed of the Premises as a result thereof.

          IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease the day and year first above written.

LANDLORD: KIRTS OFFICE CENTER ASSOCIATES, L.L.C., a Michigan limited liability company By: Kirts Development, L.L.C., Managing Member
By:	/s/ A. Mathew Kiriluk II
	Name:	A. Mathew Kiriluk II
	Its:	Managing Member

TENANT: SOMANETICS CORPORATION, a Michigan corporation

By:	/s/ Mary Ann Victor
	Name:	Mary Ann Victor
Its: Vice President and Chief Administrative Officer

EXHIBIT “A”
SITE PLAN

SITE
N
GRAPHIC SCALE
LEGEND
= GENERAL COMMON ELEMENT
= MONUMENT OR IRON LOCATION
TROY CENTER DRIVE (120' R.O.W.)
KIRTS BOULEVARD (120' R.O.W.)
N 89° 33' 00" E 519.90' (M)
520.00' (R)
S 89° 33' 00" W 520.00' (R)
S 00° 05' 13" E 572.05' (M)
572.00' (R)
N 00° 04' 37" W 572.05' (M)
572.00' (R)
"T.J. KIRTS FARMS"
(L.31, P.01 O.C.R.)
ONE STORY
15' HIGH
OFFICE BUILDING
S 89° 55' 23" W
N 89° 55' 23" E
257.93'
PARCEL 2
174375.6 S.F.
4.00 ACRES
S 89° 55' 23" W
N 89° 55' 23" E
48.50'
HOTEL
3 LEVELS
118 UNITS
S 89° 55' 23" W 212.49'
N 89° 55' 23" E 212.49'
S 00° 04' 37" E 43.00'
N 00° 04' 37" W 43.00'
PARCEL 1
123055.7 S.F.
2.83 ACRES
P.O.B. 20' WD. WATER MAIN EASEMENT
P.O.B. CLEAR VIEW EASEMENT
CANDLEWOOD TROY, MI L.L.C.
SURVEY AND SITE PLAN
CANDLEWOOD HOTEL\OFFICE CENTER
PROFESSIONAL ENGINEERING ASSOCIATES
PRINT DATE

EXHIBIT “A”
LOCATION OF PREMISES

EXHIBIT “B”
RULES AND REGULATIONS
ATTACHED TO AND MADE A PART OF LEASE, DATED July 22, 2009, BY AND BETWEEN KIRTS OFFICE CENTER ASSOCIATES, L.L.C., AS LANDLORD, AND SOMANETICS CORPORATION, AS TENANT. TENANT AGREES FOR ITSELF, ITS EMPLOYEES, INVITEES AND AGENTS TO COMPLY FULLY WITH THE FOLLOWING RULES AND REGULATIONS AND WITH SUCH REASONABLE MODIFICATIONS THEREOF AND ADDITIONS THERETO AS LANDLORD MAY MAKE FOR THE BUILDING:
     1. No sign, picture, lettering, notice or advertisement of any kind shall be painted or displayed on or from the windows, doors, roof, or outside walls of the Building. In the event of the violation of the foregoing by Tenant, Landlord may remove same without any liability and may charge the expense incurred for such removal to Tenant.
     2. Tenant shall not use the name of the Building for any purpose other than that of the business address of Tenant. Tenant agrees that Landlord may assign a name to the Building and/or change the name of the Building at Landlord’s option.
     3. The sidewalks, entrances, exterior passages and courts shall not be obstructed or encumbered or used for any purpose other than ingress and egress to and from the Building.
     4. No curtains, blinds, shades, screens, awnings, or other projections shall be attached to or hung in, or used in connection with, any window or door of the Leased Premises or outside wall of the Building without the prior written consent of the Landlord, not to be unreasonably withheld, delayed or conditioned, nor shall Tenant place objects against glass partitions, doors or windows which would be unsightly from the exterior of the Building.
     5. Any carpeting cemented down shall be installed with a releasable adhesive.
     6. No animals or pets shall be used in testing in the Building or the Leased Premises.
     7. The water and wash closets and other plumbing fixtures shall not be used for any purpose other than those for which they were constructed, and no sweepings, rubbish, rags, or other substances shall be thrown therein. All damage resulting from any misuse of the fixtures shall be borne by the Tenant who, or whose servants, employees, agents, visitors or licensees, shall have caused the same.
     8. No tenant shall mark, paint, drill into, or in any way deface any part of the Leased Premises or the Building of which they form a part. No boring, cutting or stringing of wires shall be permitted, except with the prior written consent of the Landlord, and as the Landlord may direct.
     9. [Intentionally Deleted]
     10. [Intentionally Deleted]
     11. [Intentionally Deleted]
     12. No additional locks or bolts of any kind shall be placed upon any of the doors and windows by Tenant, nor shall any change be made in existing locks or the mechanism thereof, unless and until Landlord is provided a key with respect thereto. Tenant must, upon the termination of its tenancy, return to the Landlord all keys of stores, offices, and toilet rooms, either furnished to or otherwise procured by Tenant and in the event of the loss of any keys, so furnished, such tenant shall pay to the Landlord the cost thereof.
     13. Tenant assumes full responsibility for protecting the Leased Premises from theft, robbery and pilferage.
     14. Tenant is not permitted to use any part of the Building or the common areas for lodging, or for any immoral or illegal purpose.
     15. All loading, unloading, receiving or delivery of goods, supplies or disposal of garbage or refuse shall be made only through entryways provided for such purposes by Landlord.

     16. Tenant shall be responsible for any damage to the Building or the property or others and injuries sustained by any person whomsoever resulting from the use or moving of such articles in or out of the Leased Premises, and shall make all repairs and improvements required by Landlord or governmental authorities in connection with the use or moving of such articles.
     17. Tenant shall not bring in or allow to be kept upon the Leased Premises any inflammable, combustible or explosive fluid, chemical or substance or any article deemed extra hazardous on account of fire or other dangerous properties, except in compliance with all applicable governmental laws and regulations.
     18. Tenant shall provide adequate waste and rubbish receptacles to prevent unreasonable hardship to Landlord in discharging its obligation regarding cleaning services.
     19. Tenant will not permit any mechanic’s liens to be placed against the Leased Premises.
     20. Wherever the word “Tenant” occurs, it is understood and agreed that it shall mean Tenant’s associates, agents, clerks, servants and visitors. Wherever the word “Landlord” occurs, it is understood and agreed that it shall mean Landlord’s assigns, agents, clerks, servants and visitors.

EXHIBIT “C”
CONSTRUCTION SCHEDULE

Somarocos

| ID | Task Name | Start | Finish |
|---|---|---|---|
| 1 | Lease Execution | Wed 7/22/09 | Wed 7/22/09 |
| 2 | Design Development | Thu 7/23/09 | Wed 7/29/09 |
| 3 | Update Pricing | Thu 7/30/09 | Wed 8/5/09 |
| 4 | Contract Drawings | Mon 8/10/09 | Fri 8/28/09 |
| 5 | Building Permit Review | Mon 8/31/09 | Fri 9/25/09 |
| 6 | Building Demolition | Mon 8/31/09 | Fri 9/11/09 |
| 7 | Mechanical/Electrical Rough | Mon 9/14/09 | Tue 9/22/09 |
| 8 | Rough Framing | Mon 9/28/09 | Fri 10/16/09 |
| 9 | Drywall | Mon 10/19/09 | Fri 10/30/09 |
| 10 | Acoustical Ceilings | Mon 11/2/09 | Wed 11/11/09 |
| 11 | Mech/Elect Finish | Thu 11/5/09 | Wed 11/11/09 |
| 12 | Wall Finishes | Thu 11/12/09 | Wed 11/25/09 |
| 13 | Floor Finishes | Thu 11/26/09 | Mon 12/7/09 |
| 14 | Tenant F.F. & E. | Thu 11/12/09 | Fri 12/11/09 |
| 15 | Temp. C.of O. | Tue 12/8/09 | Tue 12/15/09 |
| 16 | Tenant Move | Tue 12/15/09 | Tue 12/15/09 |

August
September
October
November
December
7/5
7/12
7/19
7/26
8/2
8/9
8/16
8/23
8/30
9/6
9/13
9/20
9/27
10/4
10/11
10/18
10/25
11/1
11/8
11/15
11/22
11/29
12/6
12/13
12/20
12/27
Lease Execution
Design Development
Contract Drawings
Building Permit Review
Building Demolition
Mechanical/Electrical Rough
Rough Framing
Drywall
Acoustical Ceilings
Mech/Elect Finish
Wall Finishes
Floor Finishes
Tenant F.F. & E.
Temp. C.of O.
Tenant Move

Kiros Development Project Timeline
July 17, 2009

Task | Split | Progress | Milestone | Summary | Project Summary | External Tasks | External Milestone | Deadline

Page 1

SCHEDULE 1
LEGAL DESCRIPTION OF THE BUILDING COMPLEX
The Candlewood Hotel/Office Center Condominium as described and depicted in that certain Master Deed for Candlewood Hotel/Office Center Condominium recorded at Liber 17654, Page 812 with the Oakland County, Michigan Register of Deeds